                                                                     EXHIBIT 2.1

                              ARRANGEMENT AGREEMENT

                                     BETWEEN

                               HARRIS CORPORATION

                                       AND

                          LEITCH TECHNOLOGY CORPORATION



                    =======================================

                                 AUGUST 31, 2005

                    =======================================


ARTICLE I             DEFINITIONS AND INTERPRETATION.............................................................1

         1.1      Definitions....................................................................................1

         1.2      Interpretation Not Affected by Headings.......................................................10

         1.3      Number and Gender.............................................................................10

         1.4      Date for Any Action...........................................................................10

         1.5      Currency......................................................................................10

         1.6      Accounting Matters............................................................................10

         1.7      Knowledge.....................................................................................11

         1.8      Disclosure....................................................................................11

         1.9      Construction..................................................................................11

         1.10     Statutory References..........................................................................11

         1.11     Schedules.....................................................................................11

ARTICLE II            THE ARRANGEMENT...........................................................................12

         2.1      The Arrangement...............................................................................12

         2.2      Press Release Announcing the Transaction......................................................12

         2.3      Interim Order.................................................................................12

         2.4      Articles of Arrangement.......................................................................13

         2.5      Shareholders' Meeting and Circular............................................................13

         2.6      Preparation of Filings........................................................................14

         2.7      Communications................................................................................14

ARTICLE III           REPRESENTATIONS AND WARRANTIES OF LEITCH..................................................15

         3.1      Representations and Warranties................................................................15

         3.2      Survival of Representation and Warranties.....................................................32

ARTICLE IV            REPRESENTATIONS AND WARRANTIES OF HARRIS..................................................32

         4.1      Representations and Warranties................................................................32

         4.2      Survival of Representations and Warranties....................................................34

ARTICLE V             COVENANTS.................................................................................34

         5.1      Covenants of Leitch Regarding the Conduct of Business.........................................34

         5.2      Covenants of Leitch Regarding the Performance of Obligations..................................37

         5.3      Recommendation of the Board of Directors......................................................39

         5.4      Covenant of Leitch Regarding Non-Solicitation.................................................40

         5.5      Right to Match................................................................................41

         5.6      Covenants of Harris Regarding the Performance of Obligations..................................42

         5.7      Mutual Covenants..............................................................................43

         5.8      Pre-Acquisition Reorganization................................................................43

ARTICLE VI            CONDITIONS................................................................................44

         6.1      Mutual Conditions.............................................................................44

         6.2      Additional Conditions Precedent to the Obligations of Leitch..................................45

         6.3      Additional Conditions Precedent to the Obligations of Harris..................................46

         6.4      Merger of Conditions..........................................................................46

         6.5      Notice and Cure Provisions....................................................................46

ARTICLE VII           AGREEMENT AS TO DAMAGES AND OTHER ARRANGEMENTS............................................47

         7.1      Agreement as to Damages.......................................................................47

         7.2      Reimbursement of Expenses.....................................................................48

         7.3      Liquidated Damages............................................................................48

         7.4      Access to Information; Confidentiality........................................................49

         7.5      Insurance and Indemnification.................................................................49

         7.6      Brokers.......................................................................................50

ARTICLE VIII          TERMINATION...............................................................................50

         8.1      Termination by the Parties....................................................................50

         8.2      Effect of Termination.........................................................................51

         8.3      Waiver........................................................................................52

ARTICLE IX            GENERAL PROVISIONS........................................................................52

         9.1      Notices.......................................................................................52

         9.2      Entire Agreement..............................................................................53

         9.3      Miscellaneous.................................................................................53

         9.4      Investigations................................................................................53

         9.5      Governing Law.................................................................................54

         9.6      Venue.........................................................................................54

         9.7      Injunctive Relief.............................................................................54

         9.8      Time of Essence...............................................................................54

         9.9      Binding Effect and Assignment.................................................................54

         9.10     Severability..................................................................................54

         9.11     Counterparts..................................................................................54

         9.12     No Personal Liability.........................................................................55

         9.13     Amendment.....................................................................................55

                              ARRANGEMENT AGREEMENT


         THIS ARRANGEMENT AGREEMENT dated AUGUST 31, 2005,


BETWEEN:

         HARRIS CORPORATION, a corporation existing under the laws of the State of Delaware ("HARRIS")

                                     - and -

         LEITCH TECHNOLOGY CORPORATION, a corporation subsisting under the laws of the Province of Ontario ("LEITCH")



WHEREAS the Leitch Board of Directors has unanimously approved this Agreement and has unanimously agreed to recommend that Shareholders vote in favour of the Arrangement Resolution, following the unanimous recommendation from the special committee of the Leitch Board of Directors regarding the Arrangement and the Cash Consideration to be paid to the Shareholders hereunder.

AND WHEREAS Harris has required that Leitch execute and deliver the Executive Agreements as a condition to Harris entering into this Agreement, and Leitch has executed and delivered the Executive Agreements.

WITNESSETH THAT in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties hereto covenant and agree as follows:

                                    ARTICLE I
                         DEFINITIONS AND INTERPRETATION

1.1      DEFINITIONS


         In this Agreement, unless the context otherwise requires:


"ACQUISITION PROPOSAL" means (i) any merger, amalgamation, take-over bid, tender offer, arrangement, recapitalization, liquidation, dissolution, reorganization or other business combination or similar transaction directly or indirectly involving Leitch or a wholly-owned subsidiary of Leitch; (ii) the acquisition in any manner, directly or indirectly, of assets of Leitch or any of its subsidiaries which individually or in the aggregate exceed 20% of the book value of the consolidated assets of Leitch (or any lease, long term supply agreement or other arrangement having a similar economic effect to a purchase or sale of assets); (iii) the acquisition in any manner, directly or indirectly, of beneficial or registered ownership of any shares or securities convertible, exercisable or exchangeable for securities which exceed 20% of the outstanding voting securities of Leitch; or (iv) a bona fide proposal, arrangement for or announcement of an intention to do any of the foregoing, in each case whether in a single transaction or series of related transactions and any grant of an option or right to take any such action, excluding the Arrangement contemplated by this Agreement and any transaction to which Harris or an affiliate of Harris is a party. Any amendment to an Acquisition Proposal shall be considered a new Acquisition Proposal.


"AFFILIATE" has the meaning ascribed thereto in the OBCA.


"AGGREGATE CASH CONSIDERATION PAYABLE" means the aggregate of the Common Share Consideration and the Option Consideration.


"AGREEMENT" means this Agreement, all Schedules and exhibits hereto, and any amendments hereto made in accordance with SECTION 9.13.


"APPROPRIATE REGULATORY APPROVALS" means those sanctions, rulings, consents, orders, exemptions, permits and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) referred to in SCHEDULE A hereto.


"ARRANGEMENT" means the arrangement contemplated herein to be made on the terms set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with this Agreement and SECTION 6.1 of the Plan of Arrangement or made at the direction of the Court in the Final Order (with the consent of Leitch and Harris, each acting reasonably).


"ARRANGEMENT RESOLUTION" means the special resolution of the Shareholders to be considered at the Meeting, to be substantially in the form set out in SCHEDULE B hereto.


"ARTICLES OF ARRANGEMENT" means the articles of arrangement of Leitch in respect of the Arrangement, to be filed with the Director after the Final Order is made.


"BUSINESS" means the business carried on by Leitch and its subsidiaries as described in Leitch's Annual Information Form dated July 29, 2005.


"BUSINESS DAY" means any day, other than a Saturday, a Sunday or a statutory holiday in Toronto, Ontario or New York City, New York.


"CANADIAN GAAP" means Canadian generally accepted accounting principles.


"CANADIAN SECURITIES ADMINISTRATORS" means the securities regulatory authorities in each of the provinces and territories of Canada.


"CASH CONSIDERATION" means $14.00 in cash, subject to increase as provided in
SECTION 2.7 or SECTION 5.5 of this Agreement or as otherwise agreed to by Harris and Leitch.


"CERTIFICATE OF ARRANGEMENT" means the certificate of arrangement giving effect to the Arrangement, issued pursuant to subsection 183(2) of the OBCA.

"CIRCULAR" means the Leitch Notice of Meeting and the accompanying management information circular, including all appendices thereto and all amendments from time to time made thereto, to be sent to Shareholders in connection with the Meeting.


"COMMISSIONER" means the Commissioner appointed under the Competition Act.


"COMMON SHARE CONSIDERATION" has the meaning ascribed thereto in the Plan of Arrangement.


"COMMON SHARES" means the issued and outstanding common shares in the capital of Leitch (including common shares issued upon the exercise of Leitch Options and Restricted Share Awards) and shall include any shares into which the Common Shares may be reclassified, subdivided, consolidated or converted and any rights and benefits arising therefrom including the right to receive any extraordinary distributions of securities which may be declared in respect of the Common Shares after the date hereof (except in accordance with the Plan of Arrangement).


"COMPETITION ACT" means the Competition Act (Canada).


"CONFIDENTIALITY AGREEMENT" means the agreement dated as of July 8, 2005 between Harris and Leitch as the same may be amended from time to time in accordance with its terms.


"CONFIDENTIALITY PROVISIONS" has the meaning ascribed thereto in SUBSECTION 7.4(b).


"CONTAMINATION" means the emission, discharge or release of any Hazardous Material to, on, onto or into the environment and the effects of such emission, discharge or release, including, without limitation, the presence, existence, or threatened presence or existence of any such Hazardous Material.


"CONTRACT" means any contract, agreement, licence, franchise, lease, permit, arrangement, commitment, understanding or other right or obligation to which Leitch or any of its subsidiaries is a party or by which Leitch or any of its subsidiaries is bound or affected.


"COURT" means the Superior Court of Justice (Ontario).


"DEPOSITARY" means Computershare Investor Services Inc. or such other Person as is appointed to act as depositary for the purposes of the Arrangement by Harris, acting reasonably;


"DIRECTOR" means the Director appointed pursuant to Section 278 of the OBCA.


"DISSENT RIGHTS" means the rights of dissent of a Shareholder in respect of the Arrangement Resolution described in the Plan of Arrangement.


"DISSENTING SHAREHOLDER" has the meaning ascribed thereto in the Plan of Arrangement.


"DISSENTING SHARES" has the meaning ascribed thereto in the Plan of Arrangement.


"EFFECTIVE DATE" means the date of the Certificate of Arrangement giving effect to the Arrangement.


"EFFECTIVE TIME" means 12:01 a.m. (Eastern Time) on the Effective Date.

"ENVIRONMENTAL LAWS" means, collectively, any and all Laws, including common laws, ordinances, rules, regulations, directives, orders, authorizations, decrees, notices, permits, binding plans, demand letters or other mandates, proscriptions or prescriptions of any nature of a Governmental Entity, in each case to the extent legally binding, relating in any way to Contamination, any Hazardous Material, protection of the environment (indoor and outdoor), protection or conservation of natural resources, or protection of health and safety, including, without limitation, those relating to exposures or threatened exposures of any Person to, or emissions, discharges, releases, or threatened emissions, discharges, or releases to, on, onto or into the environment, of any Hazardous Material.


"ENVIRONMENTAL LIABILITY" shall mean any and all liabilities, losses, claims, penalties, damages, costs, expenses, investigation, remediation or inspection costs and any expenses (including, without limitation, attorney, consultant and engineer fees and expenses) of whatever nature or kind, currently known or unknown, contingent or otherwise, relating in any way to compliance with or arising under or from any Environmental Law or arising under any theory of law or equity and relating to, or arising from, Contamination or the use, treatment, storage, disposal, transport, generation, management, exposure to or handling of any Hazardous Material.


"ENVIRONMENTAL PERMITS" means any and all permits, authorizations, certificates, registrations, approvals and consents necessary under Environmental Laws for Leitch and its subsidiaries to own, lease, licence and operate their respective properties and conduct their respective businesses as currently conducted.


"EXCHANGE ACT" means the United States Securities Exchange Act of 1934.


"EXCLUSIVITY AGREEMENT" means the exclusivity agreement dated as of August 12, 2005 between Leitch and Harris.

"EXECUTIVE AGREEMENTS" means the agreements of even date between Leitch and each of Timothy Thorsteinson and David Toews providing for their respective terms of employment by Leitch effective upon completion of the Arrangement.


"FINAL ORDER" means the final order of the Court approving the Arrangement, as such order may be amended by the Court (with the consent of Leitch and Harris, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or amended on appeal.


"FIRST ACQUISITION PROPOSAL" has the meaning ascribed thereto in SUBSECTION 7.1(b).


"GOVERNMENTAL ENTITY" means (a) any multinational, national, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign; (b) any subdivision, agent, commission, board or authority of any of the foregoing; (c) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing; or (d) any self-regulatory agencies or organizations exercising any regulatory, expropriation or taxing authority.


"HARRIS ACQUIRECO" means a wholly-owned subsidiary of Harris.

"HAZARDOUS MATERIAL" shall mean any element, substance, chemical, compound or mixture (including, without limitation, any constituent or any degradation product thereof) whether solid, liquid or gaseous, that is (a) subject to regulation pursuant to Environmental Law; or (b) the exposure, presence, existence, or threatened exposure, presence or existence to or of which may give rise to any Environmental Liability.


"HSR ACT" means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976.


"INTELLECTUAL PROPERTY" means all rights to and interests in:

         (a) all business and trade names, trade-marks and service marks (whether used with wares or services and including the goodwill attaching to such trade-marks or service marks), applications for trade-marks and service marks (and all future income from such trade-marks and service marks), Internet domains and domain names (including all sub-domains and related domain names), corporate names, brand names and slogans (whether registered or unregistered) that are Related to the Business;

         (b) all inventions (whether patentable or unpatentable and whether or not reduced to practice), patents, patent rights, patent applications (including all reissues, divisions, continuations, continuations-in-part and extensions of any patent or patent application), industrial designs and applications for registration of industrial designs that are Related to the Business;

         (c) all published and unpublished works of authorship that are Related to the Business, whether or not entitled to copyright protection, all copyrights in such works, registrations and applications for such copyrights, all related renewals, extensions, restorations, and reversions of such copyrights and all future income from or related to such copyrights;

         (d) all customer and supplier lists, pricing and cost information and business and marketing plans and proposals that are Related to the Business;

         (e) all rights, however acquired, of privacy or publicity that are Related to the Business;

         (f)      all rights and interests in and to Technology;

         (g) all of the intellectual property affected by the registrations and applications for registration listed in the Leitch Disclosure Letter and the permissions and licenses listed in the Leitch Disclosure Letter;

         (h) all other intellectual and industrial property rights throughout the world Related to the Business;

         (i) all licenses of the intellectual property listed in items (a) to (h) above;

         (j) all future income and proceeds from any of the intellectual property listed in items (a) to (h) above and the licenses listed in item (i) above; and

         (k) all rights to damages and profits by reason of the infringement of any of the intellectual property listed in items (a) to (i) above.


"INTERIM ORDER" means the interim order of the Court, as the same may be amended by the Court (with the consent of Leitch and Harris, each acting reasonably), containing a declaration and directions in respect of the notice to be given in respect of and the conduct of the Meeting with respect to the Arrangement.


"LAWS" means all laws, by-laws, statutes, rules, regulations, ordinances, codes, decrees principles of law, published policies and guidelines, judicial or arbitral or administrative or ministerial or departmental or regulatory judgements, orders, decisions, rulings or awards, including general principles of common and civil law, and the terms and conditions of any grant of approval, permission, authority or licence of any Governmental Entity (including the TSX), and the term "APPLICABLE" with respect to such Laws and in a context that refers to one or more Parties, means such Laws as are applicable to such Party or its business, undertaking, property or securities and emanate from a Person having jurisdiction over the Party or Parties or its or their business, undertaking, property or securities.


"LEASE" has the meaning ascribed thereto in SUBSECTION 3.1(o).


"LEITCH DISCLOSURE LETTER" means the letter of even date herewith signed by the President and Chief Executive Officer and the Chief Financial Officer of Leitch and delivered by Leitch to Harris, in a form accepted by and initialled on behalf of Harris, with respect to the disclosure of certain matters in this Agreement.


"LEITCH FINANCIAL STATEMENTS" has the meaning ascribed thereto in SUBSECTION 3.1(g).

"LEITCH INTELLECTUAL PROPERTY" means any and all Intellectual Property that is wholly owned by Leitch or its subsidiaries.

"LICENSED INTELLECTUAL PROPERTY" means all right and interest of Leitch or its subsidiaries in and to any and all Intellectual Property that is licensed by Leitch or its subsidiaries from another Person.


"LEITCH ITALIA" means Leitch Italia S.R.L.


"LEITCH OPTION" means an option to purchase a Common Share, including without limitation any performance or inducement options to acquire Common Shares, granted under the Leitch Stock Option Plan or under specific Leitch employment agreements provided to Harris.


"LEITCH PLANS" has the meaning ascribed thereto in SUBSECTION 3.1(s).


"LEITCH STOCK OPTION PLAN" means the Leitch stock option plan, as revised, dated September 11, 2001.

"LIEN" means any mortgage, lien (statutory or other), pledge, assignment, deed of trust, hypothecation, adverse claim, charge, option, right of first refusal, pre-emptive right, security interest, or other encumbrance of any kind or nature, or any interest or title of any vendor, lessor, lender or other secured party under any conditional sale, capital lease, trust receipt or other title retention agreement.


"MATERIAL ADVERSE EFFECT" means, when used in connection with a Person, any change, effect, event, occurrence, circumstance or state of facts, prospective or otherwise, that separately or taken together with any other change, effect, event, occurrence, circumstance or state of facts, is or would reasonably be expected to be material and adverse to the business, operations, results of operations, affairs, liabilities (including any contingent liabilities that may arise through outstanding, pending or threatened litigation or otherwise), capitalization, financial condition, licences, permits, rights, privileges or prospects of such Person and its subsidiaries, taken as a whole, other than (i) any change, effect, event, occurrence, circumstance or state of facts relating to general political, financial or economic conditions or securities markets in general except to the extent such change, effect, event, occurrence, circumstance or state of facts has a disproportionate effect on such Person or its subsidiaries, taken as a whole, as compared to other Persons in the industries in which such Person and its subsidiaries operate, (ii) any change, effect, event, occurrence or state of facts arising from the announcement of this Agreement or the pending consummation of the Arrangement in accordance with this Agreement or (iii) any change, effect, event, occurrence or state of facts arising from acts of war, sabotage or terrorism, or any escalation of such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement except to the extent such change, event, effect or occurrence has a disproportionate effect on such Person and its subsidiaries, taken as a whole, as compared to other Persons in the industries in which such Person and its subsidiaries operate.


"MATERIAL FACT" has the meaning ascribed thereto in the Securities Act.


"MATERIAL CONTRACT" has the meaning ascribed thereto in SECTION 3.1(x).


"MEETING" means the special meeting of Leitch Shareholders, and all adjournments and postponements thereof, called and held to, among other things, consider and approve the Arrangement Resolution.


"MEETING DATE" has the meaning ascribed thereto in SECTION 5.2(h).


"OBCA" means the Business Corporations Act (Ontario).


"OPTION CONSIDERATION" has the meaning ascribed thereto in the Plan of Arrangement.


"OPTIONHOLDER" means a holder of Leitch Options and "OPTIONHOLDERS" means the holders of Leitch Options.


"ORDINARY COURSE OF BUSINESS" means the ordinary course of business of Leitch and its subsidiaries consistent with past custom and practice (including with respect to quantity and frequency).

"OUTSIDE DATE" means November 30, 2005 or such later date as may be mutually agreed by the Parties to this Agreement; provided that the Outside Date shall be automatically extended if the Effective Date does not occur because Appropriate Regulatory Approvals have not been obtained, including because the waiting period under the HSR Act or other similar Laws has not expired, until such approval is obtained or denied, or such waiting period expires; provided further, however, in no event shall the Outside Date be extended beyond December 31, 2005.


"PARTIES" means Leitch and Harris; and "PARTY" means either of them.


"PERSON" means and includes any individual, partnership, association, limited or unlimited liability company, joint venture, body corporate, trustee, executor, administrator, legal representative, government (including any Governmental Entity) or any other entity, whether or not having legal status.


"PLAN OF ARRANGEMENT" means the plan of arrangement substantially in the form of SCHEDULE C hereto as amended or varied pursuant to the terms hereof and thereof.


"PRE-ACQUISITION REORGANIZATION" has the meaning ascribed thereto in SECTION
5.8.


"PROCEEDING" means any judicial, administrative, investigative or arbitral actions, suits or proceedings by or before any Governmental Entity.


"PUBLICLY DISCLOSED BY LEITCH" means disclosed by Leitch in a public filing made by it with the Canadian Securities Administrators during the three year period prior to the date hereof.

"RELATED TO THE BUSINESS" means, directly or indirectly, used in, arising from or relating in any manner to the Business.


"RESTRICTED SHARE AWARDS" means the awards of restricted common shares to (a) Timothy Thorsteinson pursuant to the terms of the letter agreement dated November 17, 2003 between Timothy Thorsteinson and Leitch and (b) David Toews pursuant to the terms of the letter from Leitch to David Toews dated July 1, 2005.


"SECURITIES ACT" means the Securities Act (Ontario).


"SHAREHOLDERS" means the holders of Common Shares and "Shareholder" means a holder of Common Shares.


"SIMILAR CONFIDENTIALITY AGREEMENT" has the meaning ascribed thereto in SECTION 5.4(d).


"SMT ASSETS" has the meaning ascribed thereto in SECTION 5.1(a)(iv).


"SUBSEQUENT ACQUISITION PROPOSAL" has the meaning ascribed thereto in SECTION 7.1(b).


"SUBSIDIARY" has the meaning ascribed thereto in the Securities Act.

"SUPERIOR PROPOSAL" means an unsolicited bona fide written Acquisition Proposal involving not less than 90% of the Common Shares or 90% of the consolidated assets (measured on the basis of book value) of Leitch:

         (a) in respect of which the Board of Directors of Leitch, after consultation with outside counsel, has determined in good faith that it is required to provide non-public information to or enter into negotiations or discussions with the proposing party to comply with its fiduciary duties in accordance with applicable Laws;

         (b) in respect of which the Board of Directors of Leitch, after consultations with its financial advisers, has determined in good faith would, if consummated in accordance with its terms (but not assuming away any risk of non-completion), result in a transaction (1) more favourable from a financial point of view to Shareholders than the Arrangement taking into account all of the terms and conditions thereof (including any proposal made by Harris in response to such Acquisition Proposal or otherwise), (2) having consideration with a value greater than the value of the consideration provided by the Arrangement, and (3) reasonably capable of being completed within a reasonable period of time, taking into account all legal, financial and regulatory aspects of such Acquisition Proposal and the Person making such Acquisition Proposal;

         (c) in respect of which Leitch has provided written notice to Harris to the effect that it intends to furnish non-public information to, or enter into substantive discussions or negotiations with, the proposing party and has otherwise complied with the provisions hereof; and

         (d) in respect of which Leitch has provided a copy of all material terms and conditions to Harris, including the identity of the Person making the Acquisition Proposal.


"TAX ACT" means the Income Tax Act (Canada).


"TAX" AND "TAXES" means, with respect to any Person, all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all capital taxes, gross receipts taxes, environmental taxes, sales taxes, use taxes, ad valorem taxes, value added taxes, transfer taxes, franchise taxes, licence taxes, withholding taxes, payroll taxes, employment taxes, pension plan premiums, excise, severance, social security premiums, workers' compensation premiums, unemployment insurance or compensation premiums, stamp taxes, occupation taxes, premium taxes, property taxes, windfall profits taxes, alternative or add-on minimum taxes, excise taxes, goods and services tax, customs duties or other taxes, fees, imports, assessments or charges of any kind whatsoever, together with any interest and any penalties or additional amounts imposed by any taxing authority (domestic or foreign) on such entity, and any interest, penalties, additional taxes and additions to tax imposed with respect to the foregoing.


"TAX RETURN" OR "RETURN" means any return, declaration, report, claim for refund, election, information return or similar statement filed or required to be filed with respect to any Taxes

(including any electronic copy of any of the foregoing), including any schedule or attachment thereto, and including any amendment thereof.



"TECHNOLOGY" means all trade secrets, know-how, technologies in development, computer software (including source code and object code), operating systems, websites and related code, browsers, website content, user interfaces, algorithms, architecture, structure, display screens, layouts, developments, development tools, typographies, instructions, templates, evaluation systems, servers, hardware, flowcharts, formulae and information, manufacturing, engineering and other drawings and manuals, processes, designs, lab journals, notebooks, data, data bases, files, blue prints, research and development reports, agency agreements, technical information, technical assistance, engineering data, specifications or other technology or related information, whether completed or in the course of development, and any similar materials recording or evidencing expertise or information which are Related to the Business.


"TERMINATION FEE" has the meaning ascribed thereto in SECTION 7.1 hereof.


"TSX" means the Toronto Stock Exchange.

1.2      INTERPRETATION NOT AFFECTED BY HEADINGS


         The division of this Agreement into Articles, Sections, subsections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Unless the contrary intention appears, references in this Agreement to an Article, Section, subsection, paragraph or Schedule by number or letter or both refer to the Article, Section, subsection, paragraph or Schedule, respectively, bearing that designation in this Agreement. References in this Agreement to "INCLUDE", "INCLUDES", and "INCLUDING" mean "INCLUDING, WITHOUT LIMITATION".

1.3      NUMBER AND GENDER


         In this Agreement, unless the contrary intention appears, words importing the singular include the plural and vice versa, and words importing gender include all genders.

1.4      DATE FOR ANY ACTION


         If the date on which any action is required to be taken hereunder by a Party is not a Business Day in the place in which the action is required to be taken, such action shall be required to be taken on the next succeeding day which is a Business Day in such place.

1.5      CURRENCY


         Unless otherwise stated, all references in this Agreement to sums of money or currency are expressed in lawful money of Canada.

1.6      ACCOUNTING MATTERS


         Unless otherwise stated, all accounting terms used in this Agreement in respect of Leitch or any of its subsidiaries shall have the meanings attributable thereto under Canadian GAAP and all determinations of an accounting nature in respect of Leitch or any of its subsidiaries required to be made shall be made in accordance with Canadian GAAP applied on a consistent basis and consistent with Leitch's past practice.

1.7      KNOWLEDGE


         In this Agreement, references to "THE KNOWLEDGE OF" means, with respect to Leitch, the actual knowledge of Timothy Thorsteinson, David Toews, Jim Sterling, Stan Moote and, only in the case of SECTION 3.1(s), Bob Phillips, and, only in the case of SECTION 3.1(m), Bob Schonbeck, after reasonable inquiry, and shall include any matter that reasonably would be expected to be known by an officer holding a similar office as such Persons in a company of similar scope and size of Leitch.

1.8      DISCLOSURE


         Where in this Agreement reference is made to disclosure in writing to Harris, such disclosure shall be made in writing in the Leitch Disclosure Letter and a substantially completed draft of which shall be delivered to Harris not later than 10 a.m. (EST) on August 29, 2005. Disclosure of items in such Leitch Disclosure Letter shall make reference to the applicable Sections and subsections of this Agreement. Any matter disclosed in a certain section of the Leitch Disclosure Letter shall be deemed to be disclosed for purposes of all other applicable sections of the Leitch Disclosure Letter only to the extent the relevance of such disclosed matter to such other applicable sections of the Leitch Disclosure Letter is reasonably apparent.

1.9      CONSTRUCTION


         The language used in this Agreement is the language chosen by the Parties to express their intent, and no rule of construction to the effect that any ambiguity is to be resolved against the drafting Party shall be applied against any Party.

1.10     STATUTORY REFERENCES


         A reference to a statute includes all rules, regulations, policies and blanket orders made pursuant to such statute and, unless otherwise specified the provisions of any statute, regulation, rule, policy or blanket order which amends, supplements and supersedes any such statute, regulation, rule, policy or blanket order.

1.11     SCHEDULES


         The following Schedules are annexed to this Agreement and are incorporated by reference into this Agreement and form a part hereof:


         Schedule A        -        Appropriate Regulatory Approvals


         Schedule B        -        Arrangement Resolution


         Schedule C        -        Plan of Arrangement

                                   ARTICLE II
                                 THE ARRANGEMENT

2.1      THE ARRANGEMENT


         The Arrangement shall be comprised of substantially the following events or transactions, taken in the sequence indicated, each of which shall be taken following receipt of necessary Shareholder and Court approvals and fulfilment or waiver of the other conditions set forth in ARTICLE VI hereof:

         (a) all of the Leitch Options granted and outstanding immediately prior to the Effective Time shall, without any further action on behalf of any Leitch Option holder, be transferred by the holders thereof to Harris Acquireco without any act or formality on its or their part in exchange for a cash amount equal to the excess, if any, of (i) the product of the number of Common Shares underlying Leitch Options held by such holder and the Cash Consideration over (ii) the aggregate exercise price payable under such Leitch Options by the holder to acquire the Common Shares underlying such Leitch Options. All Leitch Options issued and outstanding immediately prior to the Effective Time shall thereafter immediately be cancelled; and

    (b) all of the Common Shares issued and outstanding immediately prior to the Effective Time held by each Shareholder (other than any Dissenting Shares held by Dissenting Shareholders who are ultimately entitled to be paid the fair value of the Dissenting Shares held by such Dissenting Shareholder, and any Common Shares held by Harris and its affiliates, which shall not be transferred under the Arrangement) shall, without any further action on behalf of such Shareholder, be transferred by the holders thereof, and acquired by, Harris Acquireco without any act or formality on its or their part in exchange for a cash amount equal to the product of the number of Common Shares held by such holder and the Cash Consideration and Harris Acquireco shall be deemed to be the legal and beneficial owner thereof, free and clear of all Liens.

2.2      PRESS RELEASES ANNOUNCING THE TRANSACTION


         Subject to compliance with the policies of the TSX and the New York Stock Exchange, each of Leitch and Harris shall issue their respective form of press release with the prior consent of the other Party as soon as possible after execution of this Agreement.

2.3      INTERIM ORDER


         The notice of motion for the application for the Interim Order shall request that the Interim Order provide:

         (a) for the class of Persons to whom notice is to be provided in respect of the Arrangement and the Meeting and for the manner in which such notice shall be provided;

         (b) that the requisite approval for the Arrangement Resolution shall be 66 2/3% of the votes cast on the Arrangement Resolution by Shareholders present in person or represented by proxy at the Meeting;

         (c) that in all other respects, the terms, restrictions and conditions of the by-laws and articles of Leitch, including quorum requirements and all other matters, shall apply in respect of the Meeting; and

         (d) for the grant of Dissent Rights as contemplated in the Plan of Arrangement.

2.4      ARTICLES OF ARRANGEMENT


         The Articles of Arrangement shall provide for each of the steps set out in SECTION 2.1 hereof and such other matters as are necessary to effect the Arrangement.

2.5      SHAREHOLDERS' MEETING AND CIRCULAR

         (a) As promptly as practical after the execution and delivery of this Agreement and in accordance with the Interim Order, Leitch shall call the Meeting, establish the record date for determining Shareholders entitled to vote at the Meeting and prepare the Circular together with any other documents required by applicable corporate and securities Laws in connection with the Arrangement and Leitch shall use commercially reasonable efforts to cause the Circular and other documentation required in connection with the Meeting to be sent in any event before September 30, 2005 to each Shareholder and each Optionholder of record on the record date for the Meeting and such other Persons including beneficial Shareholders as may be required by the Interim Order and applicable corporate and securities Laws and to be filed with securities regulatory authorities as required by the Interim Order and applicable corporate and securities Laws.

         (b) Harris shall be entitled to review and comment on the Circular and all other documentation contemplated by SUBSECTION 2.5(a) (including the form of proxy) and Leitch will consider (acting reasonably) all Harris comments, provided that all information relating to Harris included in the Circular shall be in form and content satisfactory to Harris, acting reasonably.

         (c) Leitch shall ensure that the Circular complies in all material respects with all applicable Laws, and, without limiting the generality of the foregoing, that the Circular does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made (other than with respect to any information relating to and provided by Harris and Harris Acquireco) and provides Shareholders with information in sufficient detail to permit them to form a reasoned judgement concerning the matters to be placed before them at the Meeting.

         (d) Harris will furnish to Leitch all such information concerning Harris and Harris Acquireco as may be reasonably required by Leitch in the preparation of the Circular and Harris covenants that no such information furnished by it will contain any untrue statement of a material fact or omit to state a material fact required to be stated in the Circular in order to make any information so furnished not misleading in light of the circumstances in which it is furnished.

         (e) Leitch shall diligently do all such acts and things as may be necessary to comply, in all material respects, with National Instrument 54-101 of the Canadian Securities

Administrators in relation to the Meeting and, without limiting the generality of the foregoing, shall, in consultation with Harris, use all commercially reasonable efforts to benefit from the accelerated meeting timing permitted by such instrument.

2.6      PREPARATION OF FILINGS

         (a) Leitch and Harris shall co-operate in the preparation of applications for the Appropriate Regulatory Approvals and the approval of any other Governmental Entity with jurisdiction over the transactions contemplated hereby and the preparation of any required documents reasonably deemed by the Parties to be necessary to discharge their respective obligations under applicable Laws and in that regard each shall, upon request, furnish to the other all such information concerning it and, in the case of Leitch, the Shareholders, as may be reasonably required for such purposes.

         (b) Leitch and Harris shall promptly notify the other Party of any communication to a Party from any Governmental Entity in respect of the Arrangement and shall not participate in any meeting with any Governmental Entity in respect of any filings, investigations or other inquiry related to the Arrangement unless it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend and participate thereat.

         (c) Leitch and Harris shall each promptly notify the other if at any time before the Effective Time it becomes aware that the Circular or an application for an order described in SECTION 2.3 contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made, or that otherwise requires an amendment or supplement to the Circular or such application, and the Parties shall co-operate in the preparation of any amendment or supplement to the Circular or application, as required, and Leitch shall promptly mail any amendment or supplement to the Circular to Shareholders and file same with the Canadian Securities Administrators and as otherwise required by applicable Laws.

2.7      COMMUNICATIONS

         (a) Leitch and Harris agree to co-operate in the preparation of public statements and presentations to analysts, media and Shareholders regarding the Arrangement, provided that no Party shall issue any press release with respect to this Agreement or the Arrangement without the review and consent of the other Party (such consent not to be unreasonably withheld).

         (b) Leitch shall not make any filing with any Governmental Entity with respect to the Plan of Arrangement without the consent of Harris (such consent not to be unreasonably withheld) and Harris shall not make any filing with any Governmental Entity with respect to the Plan of Arrangement without advising Leitch and providing a copy of such filing to Leitch prior thereto.

         (c) SUBSECTIONS 2.7 (a) AND (b) shall be subject to each Party's overriding obligation to make disclosure in accordance with applicable Laws, and if such disclosure is required and the other Party has not reviewed or commented on the disclosure, the Party making such disclosure shall use reasonable commercial efforts to give prior notice to the other Party, and if such prior notice is not possible, to give such notice immediately following the making of such disclosure or filing.

         (d) Leitch agrees that Harris may at any time directly or through a soliciting dealer actively solicit proxies in favour of the Arrangement and that the Circular shall constitute a proxy circular of Harris and shall disclose that Harris may make such solicitations; provided that in exercising such rights, Harris and its agents shall co-operate with Leitch.

         (e) Harris shall be entitled, at any time prior to the Meeting, to propose modifications to the Arrangement to: (i) increase the consideration it or Harris Acquireco is prepared to make available to Shareholders pursuant to the Arrangement, whether or not the Board of Directors of Leitch has changed its recommendation, provided that Harris shall use its commercially reasonable effects to provide not less than one Business Day's prior written notice of such proposal to Leitch; or (ii) subject to SECTION 5.8, modify the terms of the Arrangement to achieve tax planning objectives of Harris and Harris Acquireco, including without limitation to provide for one or more amalgamations of subsidiaries of Harris and/or Leitch, which, in the opinion of Leitch, acting reasonably, (A) would not prejudice it or the Shareholders, or (B) would not impede or materially delay the completion of the transactions contemplated hereby provided that Harris or Harris Acquireco has provided notice of such modification to Leitch not less than 15 Business Days prior to the Meeting Date. Subject to SECTION 5.8, the Parties hereto shall enter into an amended agreement reflecting Harris' proposed amendments to the Arrangement (provided that such agreement shall be on and subject to the same terms and conditions as this Agreement, mutatis mutandis, except with respect to the modifications proposed by Harris), the Plan of Arrangement shall be modified accordingly in accordance with its terms and Leitch and Harris shall at the expense of Harris use their respective commercially reasonable efforts to communicate any such modifications to Shareholders and to ensure that any such modifications are presented to Shareholders at the Meeting.

                                  ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF LEITCH

3.1      REPRESENTATIONS AND WARRANTIES


         Leitch hereby represents and warrants to and in favour of Harris as follows and acknowledges that Harris is relying upon such representations and warranties in entering into this Agreement and the Arrangement.

         (a) Board Approval and Fairness. Acting upon the unanimous recommendation in favour of the Arrangement by the special committee of the Board of Directors of Leitch, the Board of Directors of Leitch has determined unanimously that the Arrangement is fair to the Shareholders and is in the best interests of Leitch and has resolved unanimously to recommend to the Shareholders to vote their Common Shares in favour of the Arrangement Resolution. The Board of Directors of Leitch has received a written opinion from CIBC World Markets Inc. that, as of the date of this Agreement, the Arrangement is fair, from a financial point of view, to the Shareholders, and such opinion has not been withdrawn, amended or modified.

         (b) Organization and Qualification. Leitch and each of its subsidiaries is a corporation duly incorporated or an entity duly created and validly existing under the laws of its jurisdiction of incorporation, continuance or creation and has the requisite power and authority to own, lease and operate its properties as now owned, leased and operated and to carry on its business as it is now being conducted. Leitch and each of the subsidiaries is duly registered, qualified or otherwise authorized to do business and each is in good standing in each jurisdiction in which the character of its properties, owned, leased, licenced or otherwise held, or the nature of its activities makes such registration, qualification or authorization necessary, except where the failure to be so registered, qualified or in good standing or otherwise authorized to do business would not have a Material Adverse Effect on Leitch. Copies of the constating or other governing documents and by-laws of Leitch and each of its subsidiaries furnished to Harris are accurate and complete and have not been amended or superseded.

         (c) Authority Relative to this Agreement. Subject to Shareholder approval of the Arrangement Resolution, Leitch has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement has been duly authorized by the Board of Directors of Leitch, and, subject to Shareholder approval of the Arrangement Resolution, no other corporate proceedings, on the part of Leitch are necessary to authorize this Agreement or any of the transactions contemplated herein. This Agreement has been duly executed and delivered by Leitch and constitutes a legal, valid and binding obligation of Leitch enforceable against Leitch in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered.

         (d) No Violations.

             Other than as set forth in the Leitch Disclosure Letter:

         (i) Neither the execution and delivery of this Agreement by Leitch nor the completion of the Arrangement contemplated hereby nor compliance by Leitch with any of the provisions hereof will:
                  (1) violate, conflict with, change the rights or obligations of any party under (including triggering a right of first refusal, change of control or termination rights under any Material Contract), or result in a breach of any provision of, require any consent, approval or notice under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in a right of termination or acceleration, or result in the creation of any Lien upon any of the properties or assets of Leitch or any of its subsidiaries or cause any indebtedness of Leitch or any of its subsidiaries to come due before its stated maturity or cause any credit currently available to Leitch or any of its subsidiaries to cease to be available, under any of the terms, conditions or provisions of (A) their respective charters (including articles of incorporation) or by-laws or (B) any material note, bond, mortgage, indenture, loan agreement, deed of trust, agreement, Lien, Contract or other instrument or obligation to which Leitch or any of its subsidiaries is a party or to which any of Leitch, its subsidiaries or any of the respective properties or assets of Leitch, or any of its subsidiaries is subject or by which Leitch or any of its subsidiaries is bound; or (2) subject to compliance with the statutes and regulations referred to in SCHEDULE A - Appropriate Regulatory Approvals, violate any Law, judgement, ruling, order, writ, injunction, determination, award, decree, statute, ordinance, rule or regulation applicable to Leitch or any of its subsidiaries or any of their respective properties or assets (except, in the case of each of SUBSECTIONS 3.1(d)(i)(1)(B) and 3.1(d)(i)(2) above, for such violations, conflicts, changes in the rights or obligations of any party, breaches, defaults, terminations, accelerations, creations of Liens or cessations of available credit which, or any consents, approvals or notices which if not given or received, would not have a Material Adverse Effect on Leitch or prevent or materially impair the consummation of the transactions contemplated by this Agreement); or (3) cause the suspension or revocation of any authorization, consent, approval or licence currently in effect which would have a Material Adverse Effect on Leitch or could prevent or materially impair the consummation of the transactions contemplated by this Agreement.

         (ii) No consent, approval, licence, permit, order or authorization of, or declaration, registration or filing with, any Governmental Entity is required to be obtained or made by Leitch or any of its subsidiaries in connection with the execution and delivery of this Agreement, the completion of the Arrangement or the delivery or filing of the Circular other than (1) compliance with the provisions of applicable securities Laws and the OBCA, including filings with the TSX and the Director under the OBCA; (2) receipt of all Appropriate Regulatory Approvals in respect of the Arrangement; (3) any approvals required by the Interim Order;
                  (4) the Final Order; (5) such registrations and other actions required under federal, provincial, state and territorial securities Laws as are contemplated by this Agreement; and (6) any other consents, approvals, orders, authorizations, declarations or filings of or with a Governmental Entity which, if not obtained or made, would not, individually or in the aggregate, have a Material Adverse Effect on Leitch or prevent or materially impair the consummation of the transactions contemplated by this Agreement.

         (e) Capitalization. The authorized share capital of Leitch consists of an unlimited number of Common Shares and an unlimited number of preference shares. As of the date hereof, there are issued and outstanding 39,350,922 Common Shares and there are no other shares of any class or series of Leitch outstanding. As of the date hereof, there are 3,339,075 Common Shares issuable upon the exercise of Leitch Options of which 2,908,837 are in-the-money by reference to the Cash Consideration and 22,514 Restricted Share Awards. Except as set out in this SUBSECTION 3.1(e) and the list of Optionholders (which shall include details of all outstanding Leitch Options, including date of grant, number outstanding, number vested and exercise price) set out in the Leitch Disclosure Letter, there are no options, warrants or other rights, shareholder rights plans, agreements or commitments of any character (whether contingent or otherwise) whatsoever requiring the issuance, sale or transfer by Leitch of any securities of Leitch (including Common Shares) or any securities convertible into, or exchangeable or exercisable for, or otherwise evidencing a right to acquire, any securities of Leitch (including Common Shares or any securities with entitlements or rights similar to Common Shares (including phantom stock, stock appreciation rights and deferred, restricted or performance share units)).

All outstanding Common Shares have been duly authorized and validly issued, are fully paid and non-assessable and are not subject to, nor were they issued in violation of, any pre-emptive rights, and all Common Shares issuable upon the exercise of outstanding Leitch Options in accordance with their respective terms have been duly authorized and, upon issuance, will be validly issued as fully paid and non-assessable and will not be subject to any pre-emptive rights. Other than the Leitch Options and the Restricted Share Awards, there are no securities of Leitch or of any subsidiary outstanding which have the right to vote generally (or are exercisable, convertible into or exchangeable for securities having the right to vote generally) with the Shareholders on any matter. Except as set out in the Leitch Disclosure Letter, there are no outstanding contractual or other obligations of Leitch or any subsidiary to repurchase, redeem or otherwise acquire any of its securities or with respect to the voting or disposition of any outstanding securities of any of the subsidiaries.

         (f) Ownership of Subsidiaries. The Leitch Disclosure Letter includes a list of (i) all subsidiaries of Leitch and the number and percentage of shares (equity and voting) of each subsidiary owned, directly or indirectly, by Leitch and (ii) all other investment interests of Leitch, including any minority (less than 50% voting control) investment in any Person or any partnership, joint venture, coventurer or other similar interest or investment. Except as set forth in the Leitch Disclosure Letter, all of the outstanding shares of capital stock and other ownership interests in Leitch's subsidiaries are duly authorized, validly issued, fully paid and non-assessable, and all such shares and other ownership interests indicated as owned directly or indirectly by Leitch are owned free and clear of all Liens, and there are no outstanding options, rights, entitlements, understandings or commitments (contingent or otherwise) regarding the right to acquire any such shares of capital stock or other ownership interests in or material assets or properties of any of Leitch's subsidiaries.

         (g) Financial Statements; Reports. As of their respective dates or, where no such date is specified, the date of filing with applicable securities regulatory authorities: (i) Leitch's consolidated audited financial statements as at and for the fiscal years ended April 30, 2003, April 30, 2004, April 30, 2005 and the draft unaudited interim financial statements as at and for the first quarter ended July 31, 2005 as provided to Harris on August 29, 2005 (collectively, the "LEITCH FINANCIAL STATEMENTS"); (ii) Leitch's Annual Information Form dated July 29, 2005 (including all documents incorporated by reference therein); (iii) Leitch's Management Information Circular dated July 26, 2005 in respect of its 2005 Annual Meeting of Shareholders; (iv) all Leitch material change reports, or similar documents filed with the Canadian Securities Administrators since April 30, 2005; and (v) all prospectuses or other offering documents used by Leitch in the offering of its securities or all reports filed by Leitch with securities regulators pursuant to applicable securities Laws (including periodic and other reports filed under the Exchange Act) since September 1, 2003: (1) at their respective effective dates did not (or, in the case of the interim financial statements referred to above, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; and (2) complied (or, in the case of the interim financial statements referred to above, will comply) with all applicable securities Laws except where any non-compliance would not individually or in the aggregate have a Material Adverse Effect on Leitch. The Leitch Financial Statements, and all financial statements of Leitch and its subsidiaries included or incorporated by reference in such information circulars forms, reports, statements, prospectuses and other documents, were prepared in accordance with Canadian GAAP applied on a consistent basis (except (A) as otherwise indicated in such financial statements and the notes thereto or, in the case of audited statements, in the related report of Leitch's independent auditors, or (B) in the case of unaudited interim statements, to the extent they may not include footnotes, are subject to normal year end adjustments, or may be condensed or summary statements), and fairly present the consolidated financial position, results of operations and changes in financial position of Leitch and its subsidiaries, as of the dates thereof and for the periods indicated therein (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments and reduced note disclosure) and reflect reserves required by Canadian GAAP, applied on a consistent basis, in respect of contingent liabilities of Leitch and its subsidiaries on a consolidated basis. Leitch is not currently aware of any year-end adjustments that are expected to be material. There has been no change in Leitch's accounting policies, except as described in the notes to the Leitch Financial Statements, since April 30, 2005. Leitch owns a ten percent interest in LC Limited, a Hong Kong joint venture. Leitch also has a relationship with Leitch Italia S.R.L. ("LEITCH ITALIA"). Leitch has not consolidated the financial statements of LC Limited or Leitch Italia with Leitch or disclosed these entities as variable interest entities. If Leitch would have been required to consolidate or disclose the financial position and results of operations of LC Limited or Leitch Italia in any of the Leitch Financial Statements, such consolidation or disclosure would not have materially adversely impacted Leitch's financial position, results of operations or cash flows, as of the dates and for the periods indicated in each of the Leitch Financial Statements.

         (h) Books and Records. The financial books, records and accounts of Leitch and its subsidiaries in all material respects (i) have been maintained in accordance with good business practices on a basis consistent with prior years,
(ii) are stated in reasonable detail and accurately and fairly reflect the material transactions and dispositions of the assets of Leitch and its subsidiaries and (iii) accurately and fairly reflect the basis for the Leitch Financial Statements. Leitch has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that (x) transactions are executed in accordance with managements' general or specific authorization; and (y) transactions are recorded as necessary to permit preparation of financial statements in conformity with Canadian GAAP. Leitch's and its subsidiaries' corporate records and minute books have been maintained substantially in compliance with applicable Laws and are complete and accurate in all material respects, and full access thereto has been provided to Harris, except with respect to matters relating to the transactions contemplated by this Agreement.

         (i) Litigation. Except as set out in the Leitch Disclosure Letter, there is no investigation, inquiry, request for information, audit, charge, claim, action, suit or other Proceeding pending or, to the knowledge of Leitch, threatened, affecting Leitch or any of its subsidiaries or affecting any of the property or assets of Leitch (including the Intellectual Property), or any of its subsidiaries at law or in equity before or by any Governmental Entity which investigation, inquiry, request for information, audit, charge, claim, action, suit or other Proceeding (a) involves, or could reasonably involve or lead to a judgement or claim against or potential liability of Leitch or its subsidiaries which, individually or in the aggregate, would have a Material Adverse Effect on Leitch or could prevent or materially impair the consummation of the transactions contemplated by this Agreement, (b) sought or seeks injunctive relief against Leitch or its subsidiaries as of the date hereof or which, as at the Effective Time, has sought or is seeking injunctive relief against Leitch or its subsidiaries which, individually or in the aggregate, would have a Material Adverse Effect on Leitch or could prevent or materially impair the consummation of the transactions contemplated by this Agreement, or (c) is related to the transactions contemplated by this Agreement as of the date hereof or which, as at the Effective Time, is related to the transactions contemplated by this Agreement and which, individually or in the aggregate, would have a Material Adverse Effect on Leitch or could prevent or materially impair the consummation of the transactions contemplated by this Agreement. Except as set out in the Leitch Disclosure Letter or as Publicly Disclosed by Leitch, neither Leitch nor any of its subsidiaries or the respective assets or properties of Leitch or any of its subsidiaries is subject to any outstanding judgement, order, writ, injunction or decree that has had or would have a Material Adverse Effect on Leitch or could prevent or materially impair the consummation of the transactions contemplated by this Agreement.

         (j) Taxes.

         (i) Leitch and each of its subsidiaries have timely filed (taking into account any extension of time to file granted or obtained), all material Tax Returns required to be filed by them (all of which returns were correct and complete in all material respects), have timely paid, all material Taxes due (whether or not shown on any Tax Return), and have satisfied in full in all respects all material Tax withholding, deposit and remittance requirements imposed on or with respect to any of Leitch and its subsidiaries, and the most recently published financial statements of Leitch contain an adequate provision in accordance with Canadian GAAP for all material Taxes payable in respect of each period covered by such financial statements and all prior periods to the extent such material Taxes have not been paid, whether or not due and whether or not shown as being due on any Tax Returns. Leitch and each of its subsidiaries have made adequate provision in accordance with Canadian GAAP in their books and records for material Taxes accruing in respect of any accounting period ending subsequent to the period covered by such financial statements.

         (ii) Neither Leitch nor any subsidiary of Leitch has received any written notification that any material issue involving material Taxes has been raised (and is currently pending) by the Canada Revenue Agency, the United States Internal Revenue Service or any other taxing authority, including, without limitation, any sales tax authority, in connection with any of the material Tax Returns filed or required to be filed, and no waivers of statutes of limitations or objections to any assessments or reassessments involving material Taxes have been given, filed or requested with respect to Leitch or any subsidiary of Leitch. All material liability of Leitch and its subsidiaries for Canadian federal and provincial income and capital taxes has been assessed by the Canada Revenue Agency and, where applicable, Canadian provincial tax authorities for all fiscal years up to and including the fiscal year ended April 30, 2005. Neither Leitch nor any of its subsidiaries has received any notice from any taxing authority to the effect that any material Tax Return is being examined or of any Tax audit or other material Tax issue. No deficiency for additional material Taxes has been proposed against Leitch or any of its subsidiaries. To the knowledge of Leitch, no claim has ever been made in writing by any Tax authority in a jurisdiction where neither Leitch nor any of its subsidiaries files material Tax Returns that Leitch or any of its subsidiaries is or may be subject to taxation by that jurisdiction. There are no material Tax Liens on any assets of Leitch or any of its subsidiaries except for Taxes not yet due and payable and Taxes being contested in good faith. Neither Leitch nor any of its subsidiaries has received a refund of any material Taxes to which it was not entitled. Except for the employment agreements between Leitch and each of Timothy Thorsteinson dated November 17, 2003, Jim Sakaguchi dated May 25, 2004 and February 21, 2005, Robert Schonbeck dated January 4, 2005 and Simon Gatt dated April 20, 2004 updated in June 2005, copies of which have been provided to Harris, neither Leitch nor any of its subsidiaries is a party to any Tax sharing, allocation or other similar agreement or arrangement or any Tax indemnification agreement of any nature with any other Person (other than among Leitch and any of its subsidiaries) pursuant to which Leitch or any of its subsidiaries has or could have, individually or in the aggregate, any material liability in respect of Taxes.

         (iii) The Leitch Disclosure Letter sets forth a list of estimated Tax loss carry-forwards prepared for financial statement purposes as of April 30, 2005 of Leitch and its subsidiaries, organized by entity subject to filing of relevant Tax Returns and audit adjustments or reassessments by the relevant taxing authority.

         (k) Absence of Undisclosed Liabilities. Except as Publicly Disclosed by Leitch in the Leitch Financial Statements as at and for the year ended April 30, 2005, neither Leitch nor any of its subsidiaries has any material obligations or liabilities of any nature, whether or not matured or unmatured, accrued, fixed, contingent or otherwise, and whether or not required to be disclosed in a balance sheet or in the notes thereto prepared in accordance with Canadian GAAP that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Leitch.

         (l) Absence of Change; No Material Adverse Effect. Except as Publicly Disclosed by Leitch, since April 30, 2005, there has not been any Material Adverse Effect on Leitch. Since April 30, 2005, the Business has been conducted in the Ordinary Course of Business.

         (m) Environmental. Except as set out in the Leitch Disclosure Letter or as would not reasonably be expected to have a Material Adverse Effect:

         (i) Leitch and each of its subsidiaries are, and in the past three years have been, in compliance with all applicable Environmental Laws.

         (ii) Leitch and each of its subsidiaries currently possess and are in compliance with the terms of all Environmental Permits and other approvals required under Environmental Laws to conduct their respective operations.

         (iii) To the knowledge of Leitch, there is no Contamination migrating onto, emanating from or present at any owned real property or leased real property or, to the knowledge of Leitch, any location formerly owned, operated or leased by Leitch or any subsidiary except in compliance with Environmental Law. In addition, neither the owned real property or leased real property nor, to the knowledge of Leitch, any location formerly owned, operated or leased by Leitch or any subsidiary is the subject of any enforcement actions or other investigations by a Governmental Entity or other third party that would reasonably be expected to lead to Environmental Liability for Leitch or any subsidiary. No underground storage tanks containing Hazardous Materials are, or to the knowledge of Leitch, have been, located on any property or facility owned or operated by Leitch or any of its subsidiaries.

         (iv) To the knowledge of Leitch, there is no Contamination present at or migrating from any off-site location to which Leitch or any subsidiary transported Hazardous Materials or arranged for the transportation of Hazardous Materials, or at which any Hazardous Materials for which Leitch or any subsidiary would reasonably be expected to have Environmental Liability have been deposited, disposed or otherwise placed. In addition, to the knowledge of Leitch, no such off-site location is the subject of any enforcement actions or other investigations by any Governmental Entity or other third party that would reasonably be expected to lead to Environmental Liability for Leitch or any subsidiary.

         (v) Neither Leitch nor any subsidiary has within the past three years received any written request for information, notice, demand letter, administrative inquiry, or compliance notice, or notice of claim or other inquiry from a Governmental Entity or third party with respect to the presence of Contamination or threatened Contamination, in, on, under, about, migrating onto or emanating from the owned real property or leased real property or any real property formerly owned, operated or leased by Leitch or any subsidiary.

         (vi) Neither Leitch nor any subsidiary has received any written request for information, notice, demand letter or inquiry from a Governmental Entity or other third party concerning Contamination or threatened Contamination present at or migrating from any off-site location or locations to which Leitch or any subsidiary transported or arranged for transportation of any Hazardous Material or Hazardous Material-containing substance generated by Leitch or any subsidiary.

         (vii) During the past three years, neither Leitch nor any subsidiary has received any written communication from a Governmental Entity or any Person alleging that Leitch or any subsidiary is not in compliance with Environmental Law or has or is subject to an Environmental Liability.

         (viii) Neither Leitch nor any subsidiary has entered into or agreed to any order or is subject to any judgement requiring compliance with any Environmental Law or the investigation or cleanup of Contamination or threatened Contamination.

         (ix) Neither Leitch nor any subsidiary is aware of any changes or proposed changes to the terms of any Environmental Permits or any review by any Governmental Entity of such Environmental Permits.

         (x) Leitch has made available to Harris copies of all material environmental audits, evaluations, assessments, studies and reports dealing with environmental matters for Leitch and any subsidiary or affiliate, and that are in the possession or control of Leitch or any subsidiary.

This Section (m) contains all the representations and warranties in this Agreement with respect to environmental matters, and no other representations and warranties shall be construed as applicable to the subject matter covered herein.

         (n) Owned Real Property; Assets. The Leitch Disclosure Letter sets out a list of all owned real property interests of Leitch or any of its subsidiaries or affiliates. Except as set forth in the Leitch Disclosure Letter, Leitch and/or each of its subsidiaries has good, marketable, valid and insurable title in fee simple to its owned real property interests, free and clear of all material Liens, including mortgages, other than (i) easements and zoning restrictions which do not materially interfere with the use of such owned real property interests in the operation of the Business, and (ii) Liens incurred not in connection with the borrowing of money which do not and would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the occupancy, use or value of the affected assets. Leitch and its subsidiaries are the beneficial owners of, and have title to, all the material assets owned by Leitch and its subsidiaries which are used in connection with their respective businesses.

         (o) Leased Real Property. The Leitch Disclosure Letter lists each real property lease to which Leitch or one of its subsidiaries is a party (a "LEASE"). Each material Lease has been validly executed and delivered by the tenant and is unmodified except as set forth in the Leitch Disclosure Letter and is in full force and effect. Each material Lease represents the entire agreement between the landlord and the tenant in respect of the leased premises and the tenant has no charge, Lien or right of set-off in respect of, or credit or right to a credit in respect of, the rents payable thereunder. With respect to each material Lease, Leitch or its subsidiary has taken possession of the leased premises and all material improvements to the leased premises that are the landlord's responsibility have been completed. Leitch is not in default of any of its material obligations under any material Lease and there is no outstanding material dispute between Leitch and the landlord in respect of any material Lease. There are no material unpaid allowances, incentives, inducements or other moneys or benefits (including free rent) owing or which may become owing by the landlord to Leitch at any time under the Lease.

         (p) Licences. Leitch and each of its subsidiaries has obtained and is in compliance with all licences, permits, certificates, consents, orders, grants and other authorizations of or from any Governmental Entity necessary to conduct its current businesses as they are now being or are proposed to be conducted, other than such licences, permits, certificates, consents, orders, grants and authorizations the absence of which would not individually or in the aggregate have a Material Adverse Effect on Leitch.

         (q) Intellectual Property.

                  Other than such Intellectual Property, the unavailability of which would not have a Material Adverse Effect on Leitch, and except as disclosed in the Leitch Disclosure Letter:

         (i) The Leitch Intellectual Property and the Licensed Intellectual Property are together sufficient to permit the Business to be carried on immediately after the Effective Date in substantially the same manner as it was conducted by Leitch and its subsidiaries as of the Effective Date.

         (ii) The Leitch Disclosure Letter contains a complete and accurate list of all the registrations of, and applications for registration of, the Leitch Intellectual Property. All of the registrations and applications for registration of the Leitch Intellectual Property are valid and subsisting in good standing and are recorded in the name of Leitch or its subsidiaries as applicable. No Person has challenged the validity of any registrations for the Leitch Intellectual Property or the ownership by Leitch or any of its subsidiaries of any of the Leitch Intellectual Property. Neither the current or past use of the Leitch Intellectual Property or the Licensed Intellectual Property by Leitch or its subsidiaries nor the conduct of the Business has infringed or currently infringes or has been alleged to infringe upon the industrial or intellectual property rights of any other Person, except for claims or allegations of infringement that have been settled or are no longer being actively pursued. No application for registration of any Leitch Intellectual Property has received a final rejection.

         (iii) Leitch and its subsidiaries own all right, title and interest in and to the Leitch Intellectual Property. Leitch or its subsidiaries are licensed or possess legally enforceable rights to use the Licensed Intellectual Property. Neither the Leitch Intellectual Property nor the Licensed Intellectual Property is subject to any Lien, option, right of first refusal or offer or security interest of any kind. None of the material Leitch Intellectual Property is jointly owned by Leitch with any third party.

         (iv) The Leitch Intellectual Property and the conduct of the Business have not and do not infringe, misappropriate or otherwise violate any intellectual or industrial property rights of any other Person, and, to the knowledge of Leitch, no other Person or intellectual or industrial property owned by any other Person has infringed, misappropriated or otherwise conflicted with or harmed any of the Leitch Intellectual Property or the right and interest of Leitch or its subsidiaries in the Licensed Intellectual Property.

         (v) Leitch and its subsidiaries have taken all commercially reasonable steps to protect their respective ownership rights in the Leitch Intellectual Property. Leitch and its subsidiaries have maintained the confidentiality of all trade secrets and confidential information except for such disclosure to other Persons as may have been made in the Ordinary Course of Business and in accordance with standard practices ordinarily followed by manufacturers of broadcasting equipment.

         (vi) Leitch and its subsidiaries have taken all commercially reasonable steps to obtain the ownership of all Leitch Intellectual Property created or modified by its employees and consultants, and all authors of any material Leitch Intellectual Property and all persons, including all employees and consultants of Leitch and its subsidiaries, involved in the development of material Leitch Intellectual Property have assigned their intellectual property rights thereto to Leitch and its subsidiaries, as applicable, and have waived all moral rights that they may have therein

         (vii) Leitch and its subsidiaries have all permissions and licenses necessary to use the Licensed Intellectual Property and no additional consent, permission or license from any Person is required to use the Licensed Intellectual Property, other than normal course renewals.

         (viii) Except in the Ordinary Course of Business, Leitch and its subsidiaries have not permitted or licensed any Person to use any of the Leitch Intellectual Property.

         (ix) To the knowledge of Leitch, no Material Contract, or any material part thereof, to which Leitch or one of its subsidiaries is a party and that relates to the Leitch Intellectual Property or the Licensed Intellectual Property is unenforceable, and neither Leitch nor any of its subsidiaries is in breach of any such Material Contract or has repudiated such Material Contract. Neither Leitch nor any of its subsidiaries, has given notice of an intention to terminate, cancel, fail to renew or change the terms of such Material Contract.

         (r) Technology.

         (i) The hardware and software comprising any part of the Technology is in good operating condition.

         (ii) Other than copyright protection and license enforcement restrictions included in the Ordinary Course of Business, to the knowledge of Leitch no portion of the Technology contains any disabling mechanism or protection feature designed to prevent its use, computer virus, worm, software lock, drop dead device, Trojan-horse routine, trap door, time bomb or any other codes or instructions that may be used to access, modify, delete, damage or disable any of the Technology or any computer system on which any of the Technology is installed or in connection with which it may operate.

         (s) Pension and Employee Benefits.

                  Other than the Executive Agreements:

         (i) The Leitch Disclosure Letter sets out a complete and accurate list of all written or oral employee benefit, welfare, supplemental unemployment benefit, bonus, pension, retirement income, profit sharing, executive compensation, change of control benefit, current or deferred compensation, incentive compensation, stock compensation, stock purchase, stock option, stock appreciation, phantom stock option, savings, severance or termination pay, retirement, supplementary retirement, hospitalization insurance, salary continuation, legal, health or other medical, dental, life, disability or other insurance (whether insured or self-insured), and every other written or oral benefit plan, program, agreement or arrangement sponsored, maintained or contributed to or required to be contributed to by Leitch or a subsidiary of Leitch for the benefit of employees or former employees and their dependants or beneficiaries which are currently maintained or were maintained by Leitch or a subsidiary at any time in the last five years or with respect to which Leitch or a subsidiary participates in or has any actual or potential liability or obligations (collectively, the "LEITCH PLANS"). The term "U.S. Plan" shall mean any Leitch Plan that is maintained in the United States or that is otherwise subject to the United States Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the United States Internal Revenue Code of 1986, as amended ("IRC") or any other Law of the United States. With respect to any U.S. Plan or any reference to ERISA or the IRC, under this SECTION 3.1(s), references to "subsidiaries" shall include any trade or business (whether or not incorporated) under common control with the meaning of Section 4001(b)(1) of ERISA with Leitch or which together with Leitch is treated as a single employer under Section 414(t) of the IRC. The Leitch Disclosure Letter sets forth a complete list of the U.S. Plans.

         (ii) Leitch has furnished or made available to Harris true, correct, up-to-date and complete copies of all the Leitch Plans, or where oral, written summaries of the most important terms thereof, as amended together with all current and past related documentation and all amendments thereto including trust agreements, funding agreements, funding and financial information returns and statements, copies of significant correspondence with all regulatory authorities with respect to each Leitch Plan and plan summaries, employee booklets and personnel manuals. None of the Leitch Plans is a multi-employer pension plan as defined under applicable Laws including a "multiemployer plan" as defined in Section 3(37) of ERISA or Section 414(f) of the IRC or a "multiple employer plan" within the meaning of Section 210(a) of ERISA or Section 413(c) of the IRC. None of the Leitch Plans is a "defined benefit plan" or contains a "defined benefit provision" or provides "defined benefits" as defined or used in applicable Laws including a "defined benefit plan" as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the IRC. None of the Leitch Plans requires the preparation of an actuarial report in accordance with applicable Laws.

         (iii) All of the Leitch Plans are and have been established, registered, qualified, invested, funded and administered in accordance in all material respects, with their terms, with all applicable Laws, with the terms of any applicable collective agreements and with the terms of agreements, written or oral, between Leitch, a subsidiary or both, as the case may be, and any other party. To the knowledge of Leitch, no fact or circumstance exists that could reasonably be expected to adversely affect the existing tax status of any of the Leitch Plans. To the knowledge of Leitch, no event has occurred respecting any Leitch Plan which would entitle any Person to cause the wind-up or termination of such Leitch Plan in whole or in part. No Taxes, penalties or fees are owing or exigible under any of the Leitch Plans. Each U.S. Plan intended to be qualified under Section 401(a) of the IRC is so qualified and has heretofore been determined by the United States

                  Internal Revenue Service (the "IRS") to be so qualified, and each trust created thereunder has heretofore been determined by the IRS to be exempt from tax under the provisions of
                  Section 501(a) of the IRC, and nothing has occurred since the date of any such determination that, to the knowledge of Leitch, could reasonably be expected to give the IRS grounds to revoke such determination.

         (iv) No insurance policy or any other contract or agreement affecting any of the Leitch Plans requires or permits a retroactive increase in premiums or payments due thereunder. The level of insurance reserves under each insured Leitch Plan is reasonable and sufficient to provide for all incurred but unreported claims.

         (v) All liabilities of Leitch and each of its subsidiaries (whether accrued, absolute, contingent or otherwise) related to the Leitch Plans have been fully and accurately accrued and disclosed in all material respects and reported in accordance with Canadian GAAP in the Leitch Financial Statements. No changes have occurred or are expected to occur to any of the Leitch Plans which would materially affect the most recent financial statement prepared in respect of the applicable Leitch Plan and required to be provided to Harris pursuant to this Agreement.

         (vi) No Leitch Plan, nor any related trust or funding medium thereunder, is subject to any pending, or, to the knowledge of Leitch, threatened or anticipated investigation, examination or Proceeding, other than routine claims for benefits.

         (vii) Except as expressly provided under this Agreement or the Executive Agreements or as set out in the Leitch Disclosure Letter, the execution of this Agreement and the completion of the transactions contemplated herein will not (either alone or in conjunction with any additional or subsequent events) constitute an event under any Leitch Plan that will or may result in any payment (whether of severance pay or otherwise), acceleration of payment or vesting of benefits, forgiveness of indebtedness, vesting, distribution, restriction of funds, increase in benefits or obligation to fund benefits with respect to any employee of Leitch or a subsidiary.

         (viii) No U.S. Plan is or at any time was funded through a "welfare benefit fund" as defined in Section 419(e) of the IRC, and no benefits under any U.S. Plan are or at any time have been provided through a voluntary employees' beneficiary association (within the meaning of subsection 501(c)(9) of the IRC) or a supplemental unemployment benefit plan (within the meaning of Section 501(c)(17) of the IRC).

         (ix) Neither Leitch nor its subsidiaries has agreed or committed to institute any plan, program, arrangement or agreement for the benefit of employees or former employees of Leitch or its subsidiaries other than the Leitch Plans, or to make any amendments to any of the Leitch Plans. Except as set out in the Leitch Disclosure Letter, no Leitch Plan provides benefits to retired employees or to the beneficiaries or dependants of retired employees. No Leitch Plan provides benefits to any individual who is not an employee, officer or director of Leitch or its subsidiaries, or the dependents or other beneficiaries of any such employee, officer or director.

         (x) Leitch or its subsidiaries, as applicable, has reserved all rights necessary to amend or terminate each of the U.S. Plans without the consent of any other Person.

         (xi) Except as disclosed in the Leitch Disclosure Letter, no amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of Leitch or any of its affiliates who is a "disqualified individual" (as such term is defined in United States Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Leitch Plan currently in effect would be characterized as an "excess parachute payment" (as such term is defined in SECTION 280G(b)(1) of the IRC).

         (t) Employment Agreements and Collective Agreements. Other than the Executive Agreements and except as set out in the Leitch Disclosure Letter, neither Leitch nor any of its subsidiaries is a party to:

         (i) except as implied by or pursuant to applicable Law, any employment, retention or change of control agreement with any employee or any written or oral agreement, arrangement or understanding providing for retention, severance or termination payments or payments upon a change of control of Leitch or its subsidiaries to any director, officer or employee of Leitch or a subsidiary;

         (ii) any collective bargaining agreement, any actual or to the knowledge of Leitch, threatened, application for certification or bargaining rights in respect of Leitch or each subsidiary;

         (iii) any labour dispute, strike or lock-out relating to or involving any employee of Leitch or a subsidiary or has, in the 24 months prior to the date of this Agreement, been a party to any such labour dispute, strike or lock-out; or

         (iv) any actual or, to the knowledge of Leitch, threatened, claim, charge, complaint or other Proceeding (including without limitation with respect to an unfair labour practice before the United States National Labor Relations Board, a union grievance or a complaint before the United States Equal Employment Opportunity Commission) arising out of or in connection with employment by Leitch or any of its subsidiaries or the termination of such employment, other than such claims that individually and in the aggregate do not have a Material Adverse Effect on Leitch.

         (u) Compliance with Laws. Leitch and its subsidiaries are in compliance with and have since April 30, 2002 complied with applicable Laws, other than non-compliance or violations which would, individually or in the aggregate, not have a Material Adverse Effect on Leitch. Without limiting the generality of the foregoing, all outstanding securities of Leitch (including all options, rights or other convertible or exchangeable securities) have been issued in compliance with all applicable securities Laws.

         (v) Restrictions on Business Activities. There is no agreement, judgement, injunction, order or decree binding upon Leitch or any of its subsidiaries that has or would reasonably be expected to have the effect of prohibiting, restricting or impairing any business practices of Leitch or such subsidiary except for such agreements, judgements, injunctions, orders or decrees which individually or in the aggregate do not have a Material Adverse Effect on Leitch.

         (w) Reporting Status and Securities Laws Matters. Leitch is a "REPORTING ISSUER" under the applicable Canadian provincial securities Laws and a "foreign private issuer" under United States federal securities Laws. Leitch is not in material default of any material requirement of any securities Laws. Leitch properly filed on June 27, 2005 in compliance in all material respects with all requirements of the Exchange Act a Form 15 with the United States Securities and Exchange Commission. Except as set forth in the Leitch Disclosure Letter, no delisting, suspension of trading in or cease trading order with respect to any securities of Leitch is in effect or ongoing or, to the knowledge of Leitch, expected to be implemented or undertaken. Leitch is not an investment company registered or required to be registered under the U.S. Investment Company Act of 1940, as amended.

         (x) Contracts.

         (i) The Leitch Disclosure Letter sets out a list of all Contracts that are material to the business, operations, results of operations, or financial condition of Leitch and its subsidiaries considered as a whole (the "MATERIAL CONTRACTS"), comprising the following types of material Contracts, agreements or understandings:

                  (A) any Contract or agreement relating to indebtedness for borrowed money (including any guarantee of or obligation to guarantee the indebtedness for borrowed money of any Person other than a subsidiary) having an outstanding principal amount in excess of $500,000, and, for each such Contract or agreement, the aggregate principal amount outstanding as of the date of this Agreement;

                  (B) any Contract or agreement relating to a Lien imposed on any material asset or property of Leitch or a subsidiary;

                  (C) any currency exchange, interest rate exchange, commodity exchange or similar Contract or agreement;

                  (D) any Contract or agreement with any supplier, distributor or customer for the furnishing of services or purchase or sale of goods, equipment, inventory or other assets to or by Leitch or any subsidiary requiring payment of or receipt over the remaining life of such Contract or agreement of more than $1,000,000;

                  (E) any manufacturing Contract or original equipment manufacturing Contract or agreement requiring payment of or receipt over the remaining life of such Contract or agreement of more than $1,000,000;

                  (F) any Intellectual Property Contract or licence, excluding standard, off-the-shelf computer software licences;

                  (G) any Contract or agreement in connection with acquisitions, dispositions or the purchase or sale of shares or assets (other than in the Ordinary Course of Business) completed within three years of the date of this Agreement, including any Contract or other agreement entered into in connection with such purchase or sale Contract with continuing rights flowing to, or continuing obligations of, Leitch or any of its subsidiaries (including ongoing payments or royalties and ongoing indemnification obligations);

                  (H) any partnership, joint venture or similar agreement or arrangement;

                  (I) any Contract or agreement that limits or purports to limit the ability of Leitch or any subsidiary to compete with any Person or in any line of business or in any geographic area or during any period of time;

                  (J) any Contract or agreement (other than dealer, reseller or distributor agreements) that creates or imposes any exclusivity right or obligation with respect to Leitch or any of its subsidiaries or the other party to such Contract or agreement; and

                  (K) any other Contract to which Leitch or any subsidiary is a party which is material to Leitch and its subsidiaries taken as a whole.

         (ii) None of Leitch, its subsidiaries nor, to the knowledge of Leitch, any of the other parties thereto, is in default or breach of, in any material respect, nor have Leitch or its subsidiaries received any notice of default or breach in any material respect of, or termination under, any Material Contract, and, to the knowledge of Leitch, there exists no state of facts which after notice or lapse of time or both would constitute a material default or breach of such Material Contract, except as would not, individually or in the aggregate, have a Material Adverse Effect on Leitch.

         (iii) Except as set forth in the Leitch Disclosure Letter, no Material Contract (a) would be violated, contravened or breached by, or under which a default would occur; (b) requires any consent or prior approval be obtained from any Person (including consents relating to the change of control of Leitch); or (c) would terminate; in each case, upon the execution of this Agreement or the completion of the transactions provided for herein.

         (y) Insurance. Leitch and its subsidiaries have policies of insurance with responsible insurers in full force and effect naming Leitch and its subsidiaries, as applicable, as insured which provide coverage on a basis that is customary in the industries in which it and they participate and that, having regard to the nature of their risk, Leitch believes are reasonable.

         (z) Related Parties. To the knowledge of Leitch, no director or senior officer of Leitch or such director's or senior officer's associated entities (within the meaning of applicable securities Laws) beneficially owns or exercises control or direction over, within the meaning of

Ontario Securities Commission Rule 61-501, one per cent or more of the Common Shares on the date hereof.

         (aa) Foreign Corrupt Practices Act. Neither Leitch or any subsidiary nor any current officer, director or employee nor, to the knowledge of Leitch, any former officer, director or employee or any current or former representative or agent of Leitch or any subsidiary acting on behalf of Leitch or any subsidiary has offered or given, and no Person acting on behalf of Leitch or any subsidiary has offered or given on its behalf anything of value to: (a) any member or official of a Governmental Entity, any political party, or official of any political party, or any candidate for political office; (b) any customer of any Governmental Entity; or (c) any other Person, in any such case while knowing or having reason to know that all or a portion of such money or thing of value may be offered, given, or promised, directly or indirectly, to any customer, member, or official of any Governmental Entity or candidate for political office for the purpose of the following: (x) influencing any action or decision of such Person, in his, her, or its official capacity, including a decision to fail to perform his, her, or its official function; (y) inducing such Person to use his, her, or its influence with any Governmental Entity affect or influence any act or decision of such Governmental Entity to assist Leitch or any subsidiary in obtaining or retaining business for, or with, or directing business to, any Person; or (z) where such money or thing of value would constitute a bribe, kickback, or illegal or improper payment to assist Leitch or any of its subsidiaries, in obtaining or retaining business for, or with, or directing business to, any Person; or otherwise taken any other action by or on behalf of Leitch or its subsidiaries that, in any case, would cause Leitch to be in violation in any material respect of the Foreign Corrupt Practices Act of the United States of America or the Corruption of Foreign Public Officials Act (Canada).

         (bb) Disclosure/Internal Controls. Leitch has designed disclosure controls and procedures to ensure that material information relating to Leitch, including its subsidiaries, is made known to the management of Leitch by others within those entities. With respect to Leitch's most recent annual report on Form 40-F, Leitch's principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to Leitch's auditors (i) all significant deficiencies in the design or operation of the internal controls that are reasonably likely to adversely affect Leitch's ability to record, process, summarize and report financial data and have identified for Leitch's auditors any material weakness in internal controls, and
(ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Leitch's internal controls.

         (cc) Product Warranties; Product Liabilities. The terms of Leitch's and its subsidiaries' standard written product warranties Related to the Business have been made available to Harris. Except as set forth therein or in the related Material Contract, Leitch and its subsidiaries have made no express warranty with respect to any product of the Business. Except as described in the Leitch Disclosure Letter, for matters for which a reserve exists on the most recent Leitch Financial Statements or for such matters that are not likely to have a Material Adverse Effect on Leitch, (a) no claims have been made or are, to the knowledge of Leitch, threatened, under the product warranties of the Business in excess of the reserves on the most recent Leitch Financial Statement designated for warranty liability or product liability claims, (b) there are no written notices by any Government Entity or any product testing laboratory stating that any product of the Business is unsafe or fails to meet any standards promulgated by such Governmental Entity or testing laboratory, (c) the products of the Business meet all of their applicable existing respective specifications for which a written warranty is provided to customers.

         (dd) Competition Law Matters. Leitch and its affiliates do not have assets in Canada that exceed $110,000,000, or gross revenues from sales in, from or into Canada, that exceed $110,000,000, all as determined in accordance with
Part IX of the Competition Act (Canada) and the Notifiable Transactions Regulations thereunder.

         3.2 SURVIVAL OF REPRESENTATION AND WARRANTIES


         The representations and warranties of Leitch contained in this Agreement shall survive the execution and delivery of this Agreement and shall terminate on the earlier of the termination date of this Agreement in accordance with its terms and the Effective Date. Any investigation by a Party or its advisors shall not mitigate, diminish or affect the representations and warranties of the other Party.

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF HARRIS


4.1      REPRESENTATIONS AND WARRANTIES


         Harris hereby represents and warrants to and in favour of Leitch as follows and acknowledges that Leitch is relying upon such representations and warranties in entering into this Agreement and the Arrangement:

         (a) Organization and Qualification. Harris is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to own its properties and to carry on its business as it is now being conducted. At the Effective Time, Harris Acquireco will be a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation and will have the requisite corporate power and authority to own its properties and to give effect to the transaction contemplated in this Agreement.

         (b) Authority Relative to this Agreement. Harris has the requisite corporate authority to enter into this Agreement and to carry out its obligations hereunder. At the Effective Time, all of the outstanding shares in the capital of Harris Acquireco will be owned directly or indirectly by Harris, free and clear from any liens. The execution and delivery of this Agreement and consummation of the Arrangement as contemplated hereby have been duly authorized by Harris by its board of directors, and no other corporate proceedings on the part of Harris is necessary to authorize this Agreement or the participation of Harris in the Arrangement. This Agreement has been duly executed and delivered by Harris and constitutes a legal, valid and binding obligation of Harris enforceable against it in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered.

         (c) No Violations.

         (i) Neither the execution and delivery of this Agreement by Harris nor the making or completion of the Arrangement by Harris and Harris Acquireco contemplated hereby nor compliance by Harris with any of the provisions hereof will: (1) violate, conflict with, change the rights or obligations of any parties under (including triggering a right of first refusal, change of control, or termination rights under any material note, bond, mortgage, indenture, loan agreement, deed of trust, agreement, Lien, contract or other instrument or obligation to which Harris or Harris Acquireco is a party or to which either of them or any of their respective assets is subject or by which either of them is bound) or result in a breach of any provision of, require any consent, approval or notice under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in a right of termination or acceleration, or cause any indebtedness of Harris or Harris Acquireco to come due before its stated maturity or result in the creation of any Lien upon any of the properties or assets of Harris or Harris Acquireco under, any of the terms, conditions or provisions of (A) their respective charters or by-laws or (B) any material note, bond, mortgage, indenture, loan agreement, deed of trust, agreement, Lien, contract or other instrument or obligation to which Harris or Harris Acquireco is a party or to which either of them or any of their respective assets is subject or by which either of them is bound; or (2) subject to compliance with the statutes and regulations referred to in SCHEDULE A, "APPROPRIATE REGULATORY APPROVALS", violate any Law, judgement, ruling, order, writ, injunction, determination, award, decree, statute, ordinance, rule or regulation applicable to Harris or Harris Acquireco or any of their respective properties or assets (except, in the case of each of SUBSECTIONS 4.1(d)(i)(1)(B) and 4.1(d)(i)(2), for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of Liens which, or any consents, approvals or notices which if not given or received, would not impair the ability of Harris or Harris Acquireco to complete the Arrangement); or (3) cause the suspension or revocation of any authorization, consent, approval or licence issued to or held by Harris or Harris Acquireco currently in effect which would prevent, make illegal or materially delay or interfere with the completion of the Arrangement.

         (ii) Subject to obtaining the Appropriate Regulatory Approvals and other than in connection with or in compliance with the provisions of applicable securities Laws, the OBCA and the Appropriate Regulatory Approvals, (1) there is no legal impediment to completion of the Arrangement by Harris or Harris Acquireco, and (2) no filing or registration with, or authorization, consent or approval of, any domestic or foreign public body or authority, including any Governmental Entity is required of Harris in connection with the execution, delivery and performance of this Agreement or by Harris or Harris Acquireco in connection with the completion of the Arrangement, except for such filings or registrations which, if not made, or for such authorizations, consents or approvals which, if not received, would not prevent, make illegal or materially delay or interfere with the completion of the Arrangement.

         (d) Financing. Harris has sufficient funds or adequate arrangements (within the meaning of applicable securities Laws) for financing in place to pay the Aggregate Cash Consideration Payable on the Effective Date.

         (e) Common Shares. Neither Harris nor any of its affiliates owns or exercises control or direction over any Common Shares on the date hereof.

         (f) Competition Law Matters. Harris and its affiliates do not have assets in Canada that exceed $225,000,000, or gross revenues from sales in, from or into Canada, that exceed $180,000,000, all as determined in accordance with
Part IX of the Competition Act (Canada) and the Notifiable Transactions Regulations thereunder.

4.2      SURVIVAL OF REPRESENTATIONS AND WARRANTIES


         The representations and warranties of Harris contained in this Agreement shall survive the execution and delivery of this Agreement and shall terminate on the earlier of the termination date of this Agreement in accordance with its terms and the Effective Date. Any investigation by a Party or its advisors shall not mitigate, diminish or affect the representations and warranties of the other Party.

                                   ARTICLE V
                                    COVENANTS

5.1      COVENANTS OF LEITCH REGARDING THE CONDUCT OF BUSINESS


         Leitch covenants and agrees that, during the period from the date of this Agreement until the earlier of the Effective Date and the time that this Agreement is terminated in accordance with its terms, or as is otherwise expressly permitted or specifically contemplated by this Agreement or the Arrangement or set forth in the Leitch Disclosure Letter:

         (a) (i) the Business shall be conducted only in, and Leitch and its subsidiaries shall not take any action except in, the Ordinary Course of Business, and Leitch shall use all commercially reasonable efforts to maintain and preserve its and their business organization, assets, employees, goodwill and advantageous business relationships;

         (ii) Leitch shall not, and shall not permit any of its subsidiaries to, directly or indirectly: (1) amend its charter or by-laws;
                  (2) declare, set aside or pay any dividend or other distribution or payment (whether in cash, shares or property) in respect of the Common Shares or the securities of any subsidiary; (3) issue, grant, sell or pledge or agree to issue, grant, sell or pledge any shares of Leitch or its subsidiaries, or securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, shares of Leitch or its subsidiaries, other than (A) Leitch Options issued consistent with past practice and share issuances in respect thereof (provided any such issuance is disclosed to Harris prior to such grant or issuance); (B) 10,000 Leitch Options and cash payment to be issued to Mr. Ian McElroy as Publicly Disclosed by Leitch; (C) the issuance of Common Shares issuable pursuant to the respective terms of the outstanding Leitch Options or 22,514 Restricted Share Awards or in consideration of their termination by the

                  Optionholders, (D) transactions between two or more Leitch wholly-owned subsidiaries or between Leitch and a Leitch wholly-owned subsidiary, and (E) pursuant to pledge commitments contained in written agreements entered into prior to the date hereof and which are disclosed in the Leitch Disclosure Letter; (4) redeem, purchase or otherwise acquire any of its outstanding securities, unless otherwise required by the terms of such securities and other than in transactions between two or more Leitch wholly-owned subsidiaries or between Leitch and a Leitch wholly-owned subsidiary; (5) amend the terms of any of its securities other than Leitch Options in accordance with the terms hereof and the Restricted Share Awards in accordance with the terms of the Executive Agreements; (6) adopt a plan of liquidation or resolution providing for the liquidation, dissolution, merger, consolidation or a reorganization of Leitch or any of its subsidiaries; (7) amend the terms of the Executive Agreements; or (8) enter into, modify or terminate any contract, agreement, commitment or arrangement with respect to any of the foregoing;

         (iii) Leitch shall conduct itself so as to keep Harris informed in all material respects as to the important decisions or actions required to be made or taken by Leitch's Board of Directors with respect to the operation of its Business (for greater certainty, other than in respect to any Acquisition Proposal, which shall be governed by SECTIONS 5.3 and 5.4); provided, in each case, that such disclosure is not otherwise prohibited by reason of a confidentiality obligation owed to a third party or otherwise prevented by applicable Law or is in respect of customer specific or competitively sensitive information;

         (iv) Leitch shall not, and shall not permit any of its subsidiaries to, directly or indirectly: (1) sell, pledge, lease, dispose of or encumber any assets of Leitch or of any subsidiary, except in the Ordinary Course of Business, or except as become redundant as a direct result of outsourcing, the details of each of which were included in the electronic data room maintained by the IntraLinks in connection with the transactions contemplated in this Agreement and has been discussed with one or more members of the Harris due diligence team and excluding any assets comprising part of the SMT line acquired by Leitch pursuant to a purchase agreement between Leitch and Mydata (the "SMT ASSETS") (i) prior to October 25, 2005 or (ii) subsequent to October 25, 2005 in the event that Harris has provided notice in writing to Leitch prior thereto that the SMT Assets are not to be sold in which event Harris shall indemnify Leitch in respect of any cancellation or other charges under its purchase order number 9733081 dated July 27, 2005 entered into in respect of certain of the SMT Assets with Mydata provided that such indemnification obligation shall be subject to Leitch not being in breach in any material respect of its obligations hereunder; (2) acquire (by merger, amalgamation, consolidation or acquisition of shares or assets) any corporation, partnership or other business organization or division thereof, or, except for investments in securities made in the Ordinary Course of Business, make any investment either by the purchase of securities, contributions of capital, property transfer, or, purchase of any property or assets of any other individual or entity (other than in each case to wholly-owned subsidiaries); (3) incur any indebtedness for borrowed money or any other liability or obligation or issue any debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual or entity, or make any loans or advances, except in the Ordinary Course of Business, except for refinancing of existing debt on substantially the same or more favourable terms, and except for daylight employee assistance loans in connection with the exercise of Leitch Options; (4) pay, discharge or satisfy any claims, liabilities or obligations other than the payment, discharge or satisfaction, in the Ordinary Course of Business, of liabilities reflected or reserved against in the Leitch Financial Statements or incurred in the Ordinary Course of Business; (5) authorize, recommend or propose any release or relinquishment of any contractual right, other than in the Ordinary Course of Business; (6) waive, release, grant or transfer any rights of material value or modify or change any existing Material Contract; (7) except in the Ordinary Course of Business or as required by applicable Laws, enter into or modify any Material Contract; (8) enter into any Contract that can not be terminated by Leitch on or prior to the second anniversary thereof without penalty; (9) make or amend any Tax elections or amend any Tax Returns; (10) acquire or commit to acquire any assets except for purchases of inventory in the Ordinary Course of Business and except for capital expenditures contemplated by the capital plan approved by the Board of Directors and provided to Harris and identified as the capital plan referenced by this subsection, or (11) authorize or propose any of the foregoing, or enter into or modify any Contract, agreement, commitment or arrangement to do any of the foregoing; provided, however, that the foregoing shall not apply to any action, transaction or agreement (including a series of transactions) with a value of less than $1 million individually or $3 million in the aggregate (for greater certainty in the case of any joint venture, partnership or similar arrangement to which Leitch is a party, value shall be measured only as the value of Leitch's proportionate interest) but excluding any SMT Assets except in accordance with SUBCLAUSE 5.1(a)(IV)(1) above;

         (v) Except as previously agreed to by Harris or as set forth in the Leitch Disclosure Letter or as contemplated by this Agreement or the Executive Agreements, Leitch shall not, and shall cause its subsidiaries not to, grant to any officer or director, an increase in compensation in any form, grant any general salary increase, grant to any other employee any increase in compensation in any form, make any loan to any officer or director except for daylight employee assistance loans in connection with the exercise of Leitch Options, or take any action with respect to the grant of any retention, severance or termination pay to, or the entering into of any employment or change of control agreement with, any officer or director of Leitch or any of its subsidiaries, or with respect to any increase of benefits payable under its current severance or termination pay policies, other than in the Ordinary Course of Business (including annual salary increases, bonuses and option grants);

         (vi) Leitch shall accelerate the vesting of any unvested Leitch Options, but shall not otherwise amend, vary or modify the Leitch Stock Option Plan or the Restricted

                  Share Awards except as contemplated by this Agreement or the Executive Agreements;

         (vii) Leitch shall not settle or compromise any claim brought by any present, former or purported holder of its securities in connection with the transactions contemplated by this Agreement or the Arrangement prior to the Effective Date without the prior written consent of Harris, which consent shall not be unreasonably withheld or delayed;

         (viii) other than in the Ordinary Course of Business or pursuant to existing employment, collective bargaining, pension, supplemental pension, termination, severance, or compensation agreements, plans, arrangements or policies or as is necessary to comply with applicable Laws or as disclosed in the Leitch Disclosure Letter, or as contemplated by this Agreement, neither Leitch nor any of its subsidiaries shall adopt or amend in any significant manner or make any contribution to any Leitch Plan or any other bonus, profit sharing, option, pension, retirement, deferred compensation, insurance, incentive compensation, other compensation or other similar plan, agreement, trust, fund or arrangement for the benefit of employees;

         (ix) Leitch shall use its reasonable commercial efforts to cause its current insurance (or re-insurance) policies maintained by Leitch or any subsidiary, including directors' and officers' insurance, not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance or re-insurance companies of nationally recognized standing having comparable deductions and providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect; and

         (x) Leitch shall not adopt, approve or implement a shareholder rights plan or similar poison pill arrangement.

         (b) To the extent that the covenants or agreements contained herein relate directly or indirectly to a subsidiary of Leitch, each such provision shall be construed as a covenant or agreement by Leitch to cause (to the fullest extent to which it is legally capable) such subsidiary to perform the required action.

5.2      COVENANTS OF LEITCH REGARDING THE PERFORMANCE OF OBLIGATIONS


         Leitch shall and shall cause its subsidiaries to perform all obligations required to be performed by Leitch or any of its subsidiaries under this Agreement, co-operate with Harris in connection therewith, and do all such other commercially reasonable acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated in this Agreement and, without limiting the generality of the foregoing, Leitch shall and where appropriate shall cause its subsidiaries to:

         (a) as soon as reasonably practicable after the execution of this Agreement, apply to the Court in a manner acceptable to Harris, acting reasonably, under section 182 of the OBCA for the Interim Order and thereafter proceed with such application and diligently seek the Interim Order;

         (b) provide or cause to be provided to Harris from time to time all proxy return information and dissent notices with respect to the Meeting on a timely basis;

         (c) provide lists of Shareholders prepared by its transfer agent and a list of holders of Leitch Options and any other rights, warrants or convertible securities currently outstanding (with full particulars as to the purchase, exercise or conversion price, vesting and expiry date) as well as a security position listing from each depositary, including The Canadian Depositary for Securities Limited, and deliver any such lists to Harris promptly following the date hereof and promptly deliver to Harris upon demand thereafter supplemental lists setting out changes thereto;

         (d) use commercially reasonable efforts to obtain all necessary waivers, consents and approvals required to be obtained by it from other parties to loan agreements, joint venture agreements, partnerships, leases, licences and other Contracts to consummate the Arrangement and permit the Business to be carried on in a manner substantially consistent with its current operation following the Effective Date, except for such waivers, consents and approvals which if not obtained would not have a Material Adverse Effect on Leitch;

         (e) apply for and obtain all Appropriate Regulatory Approvals relating to Leitch or any of its subsidiaries and in doing so, keep Harris informed as to the status of the proceedings related to obtaining such Appropriate Regulatory Approvals, including but not limited to, providing Harris with copies of all related applications and notifications in draft form (other than commercially sensitive material that may be required to be filed by Leitch under the HSR Act in connection with obtaining the Appropriate Regulatory Approvals), in order for Harris to provide its reasonable comments;

         (f) effect all necessary registrations, filings, applications and submissions of information required by a Governmental Entity from Leitch or any of its subsidiaries in connection with the Arrangement and, if necessary, participate and appear in any proceedings of either Party before or by any Governmental Entity;

         (g) defend or appeal any Proceeding relating to any injunction or restraining order or other order or action seeking to stop or otherwise adversely affecting the ability of the Parties to consummate the transactions contemplated hereby;

         (h) use its commercially reasonable efforts to convene and hold the Meeting for the purpose of considering the Arrangement Resolution (and for such other proper purposes as may be set out in the notice calling the Meeting) on or before October 31, 2005 but in any event convene and hold the Meeting not later than the fifth

                  Business Day preceding the Outside Date (the "MEETING DATE") except as contemplated by this Agreement;

         (i) except as required for quorum purposes, not adjourn, postpone, cancel (or propose the adjournment, postponement or cancellation of) or fail to call the Meeting without the prior written consent of Harris (not to be unreasonably withheld), except as required by applicable Laws or as contemplated by this Agreement (including in order to comply with disclosure obligations);

         (j) subject to SECTION 5.3, recommend that the Shareholders vote in favour of the Arrangement Resolution;

         (k) subject to SECTION 5.3, solicit from the Shareholders proxies in favour of the approval of the Arrangement Resolution and take all other reasonable action that is necessary or desirable to secure the approval of the Arrangement Resolution;

         (l) subject to obtaining the approvals (including Shareholder approval) as required by the Interim Order, proceed with and diligently pursue the application to the Court for the Final Order as soon as practicable following the Meeting and satisfaction or waiver of the other conditions herein contained in favour of each Party;

         (m) as soon as practicable following receipt of the Final Order and satisfaction or waiver of the other conditions herein contained in favour of each Party, promptly send to the Director, for endorsement and filing, the Articles of Arrangement and such other documents as may be required; and

         (n) immediately after the Effective Time, obtain the resignations of each member of the Leitch Board of Directors and assist in causing them to be replaced by individuals nominated by Harris and Harris Acquireco.

5.3      RECOMMENDATION OF THE BOARD OF DIRECTORS


         The Circular shall include the unanimous recommendation of the Board of Directors of Leitch that Shareholders vote in favour of the Arrangement Resolution and shall confirm the prior unanimous recommendation to the Leitch Board of Directors in respect of the Arrangement from the special committee of the Leitch Board of Directors. Notwithstanding any other provision of this Agreement, the Board of Directors of Leitch may change its recommendation to the Shareholders and refrain from complying with its obligations under SECTION 5.2(k) if and to the extent that the Board of Directors determines, in good faith (after consultation with outside counsel) that such action is necessary for the Board of Directors to act in a manner consistent with its fiduciary duties or applicable Laws. The foregoing shall not relieve Leitch from its obligation to proceed to call and hold the Meeting and to hold the vote on the Arrangement Resolution except in circumstances where this Agreement is terminated in accordance with the terms hereof.

5.4      COVENANT OF LEITCH REGARDING NON-SOLICITATION

         (a) Leitch shall not, directly or indirectly, through any officer, director, employee, representative or agent of Leitch or any of its subsidiaries, solicit, initiate, knowingly facilitate or knowingly encourage (including by way of furnishing non-public information or entering into any form of agreement, arrangement or understanding) the initiation of any inquiries or proposals regarding an Acquisition Proposal; provided that nothing contained in this Agreement shall prevent the Board of Directors of Leitch, after the date hereof, considering, negotiating, accepting, approving, recommending to the Shareholders or entering into a Similar Confidentiality Agreement and providing information pursuant to this SECTION 5.4 or entering into an agreement, understanding or arrangement in respect of an Acquisition Proposal that is a Superior Proposal where: (i) the Person making such Superior Proposal or the making of the Superior Proposal is not in breach of any agreement between such Person and Leitch or its subsidiaries; and (ii) such Superior Proposal did not result from a breach by Leitch of its obligations set forth in this SECTION 5.4 or in SECTION 5.5.

         (b) Leitch shall immediately cease and cause to be terminated any existing discussions or negotiations with any parties (other than Harris or its representatives) with respect to any potential Acquisition Proposal. Leitch agrees not to release any third party from any confidentiality agreement to which such third party is a party. Leitch further agrees not to release any third party from any standstill agreement or provision to which such third party is a party unless such third party has made a Superior Proposal to the extent of such Superior Proposal. Leitch shall immediately request the return or destruction of all information previously provided to any third party which has entered into, at any time in the two year period prior to the date of this Agreement, a confidentiality agreement with Leitch relating to a potential Acquisition Proposal and shall use all reasonable commercial efforts to ensure that such requests are honoured.

         (c) Leitch shall promptly notify Harris of any Acquisition Proposal and communications related thereto of which any of its directors or officers become aware after the date hereof (including the renewal of any Acquisition Proposal made prior to the date hereof), or any amendments to the foregoing, or any request for non-public information relating to Leitch or any of its subsidiaries, in connection with an Acquisition Proposal or for access to the properties, books or records of Leitch or any subsidiary by any Person or entity that informs Leitch or such subsidiary that it is considering making, or has made, an Acquisition Proposal. Such notice shall include a copy of any written Acquisition Proposal and any amendment thereto and a description of all material terms of any oral or other communications related to an Acquisition Proposal, including the identity of the Person making such Acquisition Proposal.

         (d) If Leitch receives a request for material non-public information from a Person who proposes a bona fide Acquisition Proposal and the Board of Directors of Leitch determines that such proposal would be a Superior Proposal made in compliance with SUBSECTION 5.4(a) and takes all such necessary actions as to ensure compliance with the terms thereof then, and only in such case, the Board of Directors of Leitch may, subject to the execution by such Person of a confidentiality agreement having confidentiality and standstill provisions and other terms at least as restrictive as the Confidentiality Agreement (a "SIMILAR CONFIDENTIALITY AGREEMENT"), provide such Person with access to information regarding Leitch or its subsidiaries; provided, however that the Person making the Acquisition Proposal shall not be precluded thereunder from making such Acquisition Proposal, and provided further that Leitch sends a copy of any such Similar Confidentiality Agreement to Harris promptly upon its execution and Harris is promptly provided with a list and, upon request, copies of all information provided to such Person and is promptly provided with access to information similar to that which was provided to such Person.

         (e) Leitch shall ensure that its senior officers and directors and any financial or other advisors or representatives retained by it are aware of the provisions of this SECTION 5.4, and it shall be responsible for any breach of this SECTION 5.4 by any such Person or its advisors or representatives.

5.5      RIGHT TO MATCH

         (a) Leitch shall not accept, approve, recommend or enter into any agreement, arrangement or understanding to implement a Superior Proposal (other than a Similar Confidentiality Agreement) without:

         (i)      complying fully with the provisions of SECTION 5.4;

         (ii) providing to Harris (1) written notice that the Board of Directors of Leitch has determined that it has received and is prepared to accept a Superior Proposal, and (2) a copy of any proposal or commitment to make a Superior Proposal executed by the Person making the Superior Proposal, in each case, as soon as possible but in any event not less than five Business Days prior to acceptance of the Superior Proposal by the Board of Directors;

         (iii) if such five Business Day period would not terminate on or before the date fixed for the Meeting, Leitch shall adjourn the Meeting to a date that is not less than two nor more than five Business Days after the expiration of the five Business Day period;

         (iv) providing Harris with an opportunity (but not the obligation), before the expiration of such five Business Day period, to propose to amend this Agreement to provide for consideration having a value and financial and other terms equivalent to or more favourable to the Shareholders than those contained in such Superior Proposal with the result that the Superior Proposal would cease to be a Superior Proposal; and

         (v) terminating this Agreement pursuant to SECTION 8.1(e) and paying the Termination Fee to Harris.

         (b) In the event that Harris agrees to amend this Agreement in the manner described in SUBSECTION 5.5(a)(iv), but otherwise on terms substantially the same as the terms of this Agreement, the Board of Directors of Leitch shall consider the terms of the amendment and if it concludes the Superior Proposal is no longer a Superior Proposal, Leitch shall not implement the proposed Superior Proposal and may not terminate this Agreement pursuant to SECTION 8.1(e), and shall agree to the amendments to this Agreement.

         (c) In the event that Harris does not agree to amend this Agreement as contemplated by SUBSECTION 5.5(b) and immediately prior to the termination of this Agreement such Superior Proposal constitutes a Superior Proposal in comparison with the terms hereof, Leitch may terminate this Agreement in accordance with SECTION 8.1(e) and thereafter may enter into an agreement in order to implement the Superior Proposal.

5.6      COVENANTS OF HARRIS REGARDING THE PERFORMANCE OF OBLIGATIONS

         Harris shall perform all obligations required to be performed by Harris under this Agreement, co-operate with Leitch in connection therewith, and use its commercially reasonable efforts to do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement and, without limiting the generality of the foregoing, Harris shall and where appropriate Harris shall cause its other subsidiaries to:

         (a) apply for and use commercially reasonable efforts to obtain all Appropriate Regulatory Approvals relating to Harris and, in doing so, keep Leitch informed as to the status of the proceedings related to obtaining the Appropriate Regulatory Approvals, including, but not limited to, providing Leitch with copies of all related applications and notifications, in draft form (other than commercially sensitive material that may be required to be filed by Harris under the HSR Act in connection with obtaining the Appropriate Regulatory Approvals), in order for Leitch to provide its reasonable comments. Notwithstanding the foregoing, in no event shall Harris or any of its subsidiaries or affiliates be obligated to propose or agree to accept any undertaking or condition, enter into any consent decree, make any divestiture, accept any operational restriction or take or commit to take any action that would reasonably be expected to materially limit Harris' ability to retain, own or operate any of the Business or portions thereof, or alter or restrict in any material way the Business or commercial practices of Harris or its subsidiaries or affiliates, and Leitch shall not, without Harris' prior written consent, take or commit to take any action that would reasonably be expected to result in any of the foregoing;

         (b)      cooperate with Leitch in the preparation of the Circular;

         (c) ensure that its representatives attend the Meeting and the hearings in respect of the Interim Order and the Final Order;

         (d) use commercially reasonable efforts to obtain all necessary waivers, consents and approvals required to be obtained to consummate the Arrangement;

         (e) vote any Common Shares owned or over which control or direction is exercised by it in favour of the Arrangement Resolution and any related matters at the Meeting;

         (f) effect all necessary registrations, filing, applications and submissions of information required by a Governmental Entity from Harris in connection with the Arrangement and, if necessary, participate and appear in any proceedings of either Party before or by any Governmental Entity;

         (g) defend or appeal any Proceeding relating to any injunction or restraining order or other order or action seeking to stop or otherwise adversely affecting the ability of the Parties to consummate the transactions contemplated hereby;

         (h) after the Effective Date, cause Leitch to maintain the corporate governance and code of ethics policies of Leitch in effect at the Effective Date until such time as Leitch ceases to be a reporting issuer under applicable securities Laws; and

         (i) ensure Harris Acquireco has sufficient funds to pay the Aggregate Cash Consideration Payable to holders of Common Shares and Leitch Options on the Effective Date and shall cause the Common Share Consideration payable to holders of Common Shares and the Option Consideration payable to holders of Leitch Options at or after the Effective Time to be deposited with the Depositary not later than immediately prior to the Effective Time.

5.7      MUTUAL COVENANTS

         Each of the Parties covenants and agrees that, except as otherwise expressly contemplated in this Agreement, during the period from the date of this Agreement until the earlier of the Effective Date and the time that this Agreement is terminated in accordance with its terms:

         (a) it shall not take any action which would reasonably be expected to significantly impede the making or completion of the Arrangement; and

         (b) it shall use its reasonable commercial efforts to conduct its affairs so that all of its representations and warranties contained herein shall (i) to the extent qualified by materiality, be true and correct in all respects, and (ii) to the extent not qualified by materiality, be true and correct in all material respects, in each case, on and as of the Effective Date as if made thereon.

5.8      PRE-ACQUISITION REORGANIZATION

         Leitch agrees to effect prior to the Effective Date, at Harris' expense, such reorganizations of its business, operations and assets or such other transactions (each, a "PRE-ACQUISITION REORGANIZATION") as Harris may reasonably request prior to the Effective Date, and the Plan of Arrangement, if required, shall be modified accordingly in accordance with its terms, provided that Harris shall provide written notice in reasonable detail to Leitch of any proposed Pre-Acquisition Reorganization at least fifteen Business Days prior to the Meeting Date. Notwithstanding the foregoing, Leitch shall not be obligated to effect any Pre-Acquisition Reorganization which, in the opinion of Leitch, acting reasonably, (A) would prejudice it or the Shareholders, or (B) would impede or materially delay the completion of the transactions contemplated hereby. Harris agrees to indemnify and hold Leitch harmless from and against any cost, liability or expense incurred by Leitch as a result of any Pre-Acquisition Reorganization undertaken if this Agreement is terminated. Harris acknowledges and agrees that the consummation of any Pre-acquisition Reorganization requested by Harris shall not be a condition to completion of the transactions contemplated hereby or effectiveness of the Arrangement.

                                   ARTICLE VI
                                   CONDITIONS

6.1      MUTUAL CONDITIONS

         The obligations of Leitch and Harris to complete the transactions contemplated hereby are subject to fulfilment of the following conditions on or before the Effective Date or such other time prior thereto as is specified below:

         (a) the Interim Order shall have been obtained in form and substance satisfactory to the Parties, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to either of the Parties, acting reasonably, on appeal or otherwise;

         (b) the Shareholders shall have approved the Arrangement Resolution in accordance with the terms of the Interim Order;

         (c) the Final Order shall have been granted before the Outside Date in form and substance satisfactory to the Parties, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to either of the Parties, acting reasonably, on appeal or otherwise;

         (d) there shall be no Proceeding in progress of a judicial or administrative nature or otherwise brought by or before a Governmental Entity that would reasonably be expected to result in an order, ruling, judgement or decree, or any Law proposed, enacted, promulgated or applied, which:

                  (i) makes illegal or otherwise directly or indirectly restrains, enjoins or prohibits the Arrangement, or

                  (ii) imposes damages, directly or indirectly, relating to the transactions contemplated hereby which causes a Material Adverse Effect on the Party to which it applies; and

         (e) all Appropriate Regulatory Approvals and the expiry of any waiting periods, in connection with, or required to permit, the completion of the Arrangement, the failure to obtain which or the non-expiry of which would have a Material Adverse Effect on either of the Parties or prevent, make illegal or materially delay the completion of the Arrangement, shall have been obtained or received on terms which will not have a Material Adverse Effect on either of the Parties, and reasonably satisfactory evidence thereof shall have been delivered to each Party and shall not be subject to any stop-order or Proceeding seeking a stop-order or revocation.

         The foregoing conditions are for the mutual benefit of each of the Parties and may be waived, in whole or in part, by either Party at any time, provided that no Party may waive any mutual condition on behalf of the other Party. If any of such conditions shall not have been complied with or waived on or before the date required for their performance, either Party may terminate this Agreement by written notice to the other and shall have no other right or remedy against the other Party except as may be provided by ARTICLE VII or
ARTICLE VIII. No Party may rely on the failure to satisfy any of the above conditions precedent as a basis for non-compliance by the Party of its obligations under this Agreement if the condition precedent would have been satisfied but for a material default by the Party in complying with its obligations hereunder.

6.2      ADDITIONAL CONDITIONS PRECEDENT TO THE OBLIGATIONS OF LEITCH

         The obligations of Leitch hereunder to complete the transactions contemplated hereby are subject to the fulfilment of the following conditions on or before the Effective Date or such other time prior thereto as is specified below:

         (a) the representations and warranties made by Harris in this Agreement shall be true and correct in all material respects as of the Effective Date as if made on and as of such date (except to the extent that such representations and warranties speak as of an earlier date) and Harris shall have provided a certificate of two seniors officers certifying, in such capacity and not personally, such truth and correctness on the Effective Date;

         (b) Harris shall have complied in all material respects with its covenants herein and on the Effective Date Harris shall have provided to Leitch a certificate of two senior officers certifying, in such capacity and not personally, that Harris has so complied with its covenants herein; and

         (c) Harris shall have deposited the Common Share Consideration payable to holders of Common Shares and the Option Consideration payable to holders of Leitch Options at or after the Effective Time with the Depositary not later than immediately prior to the Effective Time.

         The foregoing conditions are for the benefit of Leitch and may be waived, in whole or in part, by Leitch in its sole discretion in writing at any time and, unless otherwise provided in a written waiver, will be limited to the specific condition waived. If any of such conditions shall not have been complied with or waived by Leitch on or before the date required for their performance, Leitch may terminate this Agreement by written notice to Harris and shall have no other right or remedy against Harris or Harris Acquireco except as may be provided by ARTICLE VII or ARTICLE VIII. Leitch may not rely on the failure to satisfy any of the above conditions precedent as a basis for non-compliance by Leitch of its obligations under this Agreement if the condition precedent would have been satisfied but for a material default by Leitch in complying with its obligations hereunder.

6.3      ADDITIONAL CONDITIONS PRECEDENT TO THE OBLIGATIONS OF HARRIS

         The obligation of Harris to complete the transactions contemplated hereby is subject to the fulfillment of the following conditions on or before the Effective Date or such other time prior thereto as is specified below:

         (a) the representations and warranties made by Leitch in this Agreement shall (i) to the extent qualified by materiality be true and correct in all respects and (ii) to the extent not qualified by materiality be true and correct in all material respects, in each case, as of the Effective Date as if made on and as of such date (except to the extent that such representations and warranties speak as of an earlier date) and Leitch shall have provided a certificate of two seniors officers certifying, in such capacity and not personally, such truth and correctness on the Effective Date;

         (b) Leitch shall have complied in all material respects with its covenants herein and on the Effective Date Leitch shall have provided to Harris a certificate of two senior officers certifying, in such capacity and not personally, that Leitch has so complied with its covenants herein;

         (c) rights of dissent in relation to the Arrangement shall not have been duly exercised by the holders of more than 10% of the Common Shares; and

         (d) from the date hereof (or prior to the date hereof to the extent the relevant change, event, occurrence or development shall have been disclosed generally or to Harris only after the date of this Agreement) up to and including the Effective Date there shall not have occurred a Material Adverse Effect on Leitch.

         The foregoing conditions are for the benefit of Harris and may be waived, in whole or in part, by Harris in its sole discretion, in writing at any time and, unless otherwise provided in the written waiver, will be limited to the specific condition waived. If any of such conditions shall not have been complied with or waived by Harris on or before the date required for their performance, Harris may terminate this Agreement by written notice to Leitch and shall have no other right or remedy against Leitch except as may be provided by
ARTICLE VII or ARTICLE VIII. Harris may not rely on the failure to satisfy any of the above conditions precedent as a basis for non-compliance by Harris of its obligations under this Agreement if the condition precedent would have been satisfied but for a material default by Harris in complying with its obligations hereunder.

6.4      MERGER OF CONDITIONS

         The conditions set out in SECTIONS 6.1, 6.2 and 6.3 shall be conclusively deemed to have been satisfied, waived or released upon the filing of the Articles of Arrangement as contemplated by this Agreement.

6.5      NOTICE AND CURE PROVISIONS

         Each Party will give prompt notice to the other of the occurrence, or failure to occur, at any time from the date hereof until the earlier to occur of the termination of this Agreement and the Effective Time of any event or state of facts which occurrence or failure would, or would be likely to:

         (a) cause any of the representations or warranties of either Party contained herein qualified as to materiality to be untrue or inaccurate or any of those not so qualified to be untrue or inaccurate in any material respect on the date hereof or at the Effective Date; or

         (b) result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by either Party hereunder prior to the Effective Date.

         No Party may elect not to complete the transactions contemplated hereby pursuant to the conditions set forth herein or exercise any termination right arising therefrom unless forthwith and in any event prior to the Effective Time, the Party intending to rely thereon has delivered a written notice to the other Party specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the Party delivering such notice is asserting as the basis for the non-fulfilment of the applicable condition or exercise of the termination right, as the case may be. If any such notice is delivered, provided that a Party is proceeding diligently to cure such matter and such matter is capable of being cured (except matters arising out of the failure to make appropriate disclosure in the Leitch Disclosure Letter), no Party may terminate this Agreement until the later of the Outside Date and the expiration of a period of 30 days from such notice. If such notice has been delivered prior to the making of the application for the Final Order or the filing of the Articles of Arrangement with the Director, such application and such filing shall be postponed until the expiry of such period. For greater certainty, in the event that such matter is cured within the time period referred to herein, this Agreement may not be terminated.

                                   ARTICLE VII
                 AGREEMENT AS TO DAMAGES AND OTHER ARRANGEMENTS

7.1      AGREEMENT AS TO DAMAGES


         Notwithstanding the provisions of SECTION 7.2, if, after the execution of this Agreement, the Arrangement is not consummated and:

         (a)      Harris shall have terminated this Agreement pursuant to
                  SECTION 8.1(c);

         (b) a bona fide Acquisition Proposal is publicly announced, proposed, offered or made to the Shareholders or to Leitch prior to the Meeting and after such Acquisition Proposal shall have been made known, made or announced the Arrangement Resolution does not receive the required approval of the Shareholders or the Arrangement Resolution is not submitted for approval of the Shareholders and, in either event, that Acquisition Proposal (the "FIRST ACQUISITION PROPOSAL") or any other Acquisition Proposal publicly announced, proposed, offered or made to the Shareholders or to Leitch while the First Acquisition Proposal is outstanding (a "SUBSEQUENT ACQUISITION PROPOSAL") or while any Subsequent Acquisition Proposal is outstanding is completed substantially in accordance with its terms on or prior to the first anniversary of the Meeting Date; or

         (c)      Leitch shall have terminated this Agreement pursuant to
                  SECTION 8.1(e);

then, Leitch shall pay to Harris, within two Business Days of the first to occur of the foregoing, a fee in the amount of $14,800,000 (the "TERMINATION FEE") as liquidated damages in cash or immediately available funds to an account designated by Harris.

7.2 REIMBURSEMENT OF EXPENSES

         (a) Subject to SUBSECTION 2.7(e), CLAUSE 5.1(a)(iv), SECTION 5.8 and SUBSECTIONS 7.2(b) and (c), each Party shall pay all fees, costs and expenses incurred by such Party in connection with this Agreement, the Arrangement and the transactions contemplated therein.

         (b) If this Agreement is terminated by Harris pursuant to SUBSECTIONS 8.1(f) or 8.1(h) or if the Arrangement Resolution is not approved by the Shareholders then, within five Business Days following receipt by Leitch of notice of such termination or forthwith following the Meeting, as the case may be, Leitch shall pay to Harris in cash or immediately available funds to an account designated by Harris an amount equal to up to $2,500,000 as payment in respect of Harris' actual costs and expenses incurred in connection with the transactions contemplated by this Agreement (the amount of such costs and expenses to be certified by Harris to Leitch in writing in reasonable detail).

         (c) No fees shall be payable by Leitch under SUBSECTION 7.2(b) if Leitch has paid the Termination Fee, and any fees paid by Leitch under SUBSECTION 7.2(b) shall be credited against the Termination Fee to the extent that it subsequently becomes payable by Leitch.

         (d) If this Agreement is terminated by Leitch pursuant to SUBSECTION 8.1(g) then, within five Business Days following receipt by Harris of notice of such termination, Harris shall pay to Leitch in cash or immediately available funds to an account designated by Leitch an amount equal to up to $2,500,000 as payment in respect of Leitch's actual costs and expenses incurred in connection with the transactions contemplated by this Agreement (the amount of such costs and expenses to be certified by Leitch to Harris in writing in reasonable detail).

7.3      LIQUIDATED DAMAGES

         Each Party acknowledges that all of the payment amounts set out in this
ARTICLE VII are payments of liquidated damages which are a genuine pre-estimate of the damages which the Party entitled to such damages will suffer or incur as a result of the event giving rise to such damages and the resultant termination of this Agreement and are not penalties. Each Party irrevocably waives any right it may have to raise as a defence that any such liquidated damages are excessive or punitive. For greater certainty, the Parties agree that, subject to ARTICLE VIII, payment of an amount determined pursuant to SECTION 7.1 OR 7.2(b) OR 7.2(d) in the manner provided in respect thereof is the sole monetary remedy of the Party receiving such payment. Nothing contained herein shall preclude a Party from seeking injunctive relief to restrain any breach or threatened breach of the covenants or agreements set forth in this Agreement or otherwise to obtain specific performance of any of such acts, covenants or agreements, without the necessity of posting a bond or security in connection therewith.

7.4      ACCESS TO INFORMATION; CONFIDENTIALITY

         (a) Subject to the Confidentiality Agreement and applicable Laws, from the date hereof until the earlier of the Effective Date and the termination of this Agreement, upon reasonable notice, Leitch shall, and shall cause its subsidiaries and its respective officers, directors, employees and agents to, permit to Harris and to the officers, employees, agents and representatives of Harris such reasonable access as Harris may reasonably require to Leitch's officers, employees, agents, properties, books, records and Contracts, and shall furnish Harris with all data and information as Harris may reasonably request.

         (b) Reference is made to the confidentiality provisions set forth in the Confidentiality Agreement (the "CONFIDENTIALITY PROVISIONS"). The Parties covenant and agree to observe the Confidentiality Provisions as if they were set forth in this SECTION 7.4(b) mutatis mutandis.

7.5      INSURANCE AND INDEMNIFICATION

         (a) Harris will, or will cause Leitch to, at Harris' option, either (i) maintain in effect without any reduction in scope or coverage for not less than six years from the Effective Date customary policies of directors' and officers' liability insurance providing protection comparable to the protection provided by the policies maintained by Leitch in favour of the directors and officers of Leitch and each of its subsidiaries which are in effect immediately prior to the Effective Date and providing protection in respect of claims arising from facts or events which occurred prior to the Effective Time or (ii) purchase as an extension of Leitch's current insurance policies, prepaid non cancellable run-off directors' and officers' liability insurance providing coverage comparable to that contained in Leitch's existing policy for six years from the Effective Time with respect to claims arising from or related to facts or events that occurred at or prior to the Effective Time.

         (b) Harris agrees that all rights to indemnification or exculpation (including rights under Leitch's corporate by-laws) now existing in favour of any present or former officer or director of Leitch or any of its subsidiaries shall survive the completion of the Arrangement and shall continue in full force and effect for a period of not less than six years from the Effective Date and Harris hereby assumes, effective upon completion of the Arrangement, all such liability with respect to matters arising prior to the Effective Time.

         (c) In the event that Leitch or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that such successors and assigns of Leitch or, at Harris' option, Harris shall assume the obligations set forth in this SECTION 7.5 without releasing in any respect Harris' obligations hereunder.

         (d) The provisions of this SECTION 7.5 are (i) for the benefit of, and shall be enforceable by, each indemnified Party, his or her heirs, executors, administrators and other legal representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise, and the rights granted under this SUBSECTION 7.5(d) shall be held by Leitch in trust for such persons provided, however, that no approval of any beneficiary of such trust shall be required in connection with an amendment or variation of this section prior to the Effective Date.

7.6      BROKERS

         Leitch and Harris represent and warrant to each other that, except for CIBC World Markets Inc. in the case of Leitch and Morgan Stanley & Co. Inc. in the case of Harris, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission, or to the reimbursement of any of its expenses, in connection with this Agreement or the Arrangement. Leitch has provided to Harris a correct and complete copy of all agreements relating to the arrangements between it and CIBC World Markets Inc. relating to the payment of fees and expenses which are in effect at the date hereof and agrees not to hereafter amend the terms of any such agreements without the prior written approval of Harris.

                                  ARTICLE VIII
                                   TERMINATION

8.1      TERMINATION BY THE PARTIES

         This Agreement may be terminated at any time prior to the Effective Date (without further action on the part of the Shareholders if terminated after the Meeting):

         (a) by the written agreement of Harris and Leitch (notwithstanding any approval of the Arrangement by the Shareholders);

         (b) by either Harris or Leitch, if any Law makes the Arrangement or any part of it illegal or otherwise prohibited and such illegality or prohibition becomes final and non-appealable, or if any judgement, injunction, order or decree of a Governmental Entity enjoining Harris or Leitch from proceeding with or completing the Arrangement or any part of it is entered and such judgement, injunction, order or decree has become final and non-appealable;

         (c) by Harris, if (i) the Board of Directors of Leitch fails to recommend or confirm its recommendation to Shareholders to vote in favour of the Arrangement Resolution within three Business Days of being requested to do so by Harris, or if the Board of Directors of Leitch withdraws, modifies, or changes its approval or recommendation of the Arrangement Resolution in a manner adverse to Harris (it being understood that a neutral position or no recommendation by the Board of Directors of Leitch shall be considered to be adverse to Harris) or if it shall have resolved to do so; (ii) Leitch has materially breached its obligations under any of SECTIONS 5.4 or 5.5; or (iii) the Board of Directors of Leitch accepts, approves, recommends or enters into an agreement (other than a Similar Confidentiality Agreement) with any Person with respect to a Superior Proposal;

         (d) by either Harris or Leitch if at the Meeting, the Arrangement Resolution does not receive the required approval of the Shareholders;

         (e) by Leitch, if the Board of Directors of Leitch shall have accepted, approved, and concurrently with such termination, entered into an agreement, arrangement or understanding to implement a Superior Proposal in accordance with the provisions of SECTION 5.4 (provided that such Superior Proposal did not result from a breach of SECTION 5.4 OR 5.5 by Leitch), provided that Leitch shall have paid to Harris the Termination Fee;

         (f) by Harris, if Leitch has breached any of its representations, warranties, agreements or obligations in this Agreement, the breach of which would result in the failure to satisfy the conditions in SECTION 6.3(a) or (b);

         (g) by Leitch, if Harris has breached any of its representations, warranties, agreements or obligations in this Agreement, the breach of which would result in the failure to satisfy one or more of the conditions set forth in SECTION 6.2(a) or (b);

         (h) by Harris, if there shall have occurred after the date hereof (or prior to the date hereof to the extent the relevant change, event, occurrence or development shall have been disclosed generally or to Harris only after the date of this Agreement) up to and including the Effective Date, a Material Adverse Effect on Leitch; or

         (i) by either Party if the Effective Date does not occur on or before the Outside Date provided that the failure of the Effective Date to so occur is not the result of the breach of a representation, warranty or covenant by the Party terminating this Agreement.

8.2      EFFECT OF TERMINATION

         In the event of the termination of this Agreement in the circumstances set out in this ARTICLE VIII, this Agreement shall forthwith become void and of no force or effect, and no Party shall have any liability or further obligation to the other Party hereunder except with respect to the obligations set forth in SECTIONS 7.1, 7.2, 7.3, 7.4(b) and the first sentence of SECTION 7.6, which shall survive such termination. However, nothing contained in this SECTION 8.2 or in ARTICLE VII including the payment of an amount under ARTICLE VII shall relieve or have the effect of or result in relieving (i) in the event that the Termination Fee has been paid by Leitch to Harris in accordance with SECTION 7.1, (A) Leitch in any way from liability for damages incurred or suffered by Harris as a result of a breach of this Agreement by Leitch acting in bad faith or in a manner intended and designed to result in the conditions precedent to the completion of this Agreement not being satisfied, or (B) Harris in any way from liability for damages incurred or suffered by Leitch as a result of a breach of this Agreement by Harris, including without limitation as a result of any inaccuracy in Harris' representations and warranties and any non-performance by Harris of its covenants made herein; and (ii) in all other events, any Party in any way from liability for damages incurred or suffered by a Party as a result of a breach of this Agreement by a Party, including without limitation as a result of any inaccuracy in its representations and warranties and any non-performance by it of its covenants made herein.

8.3      WAIVER

         Any Party may (i) extend the time for the performance of any of the obligations or acts of the other Party, (ii) waive compliance with any of the other Party's agreements or the fulfilment of any conditions to its own obligations contained herein, or (iii) waive inaccuracies in the other Party's representations or warranties contained herein or in any document delivered by the other Party; provided, however, that any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party and, unless otherwise provided in the written waiver, will be limited to the specific breach or condition waived.

                                   ARTICLE IX
                               GENERAL PROVISIONS

9.1      NOTICES

         All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or sent if delivered personally or sent by electronic transmission (including pdf), or as of the following Business Day in the jurisdiction to which the notice or communication was sent, if sent by prepaid overnight courier, to the Parties at the following addresses (or at such other addresses as shall be specified by either Party by notice to the other given in accordance with these provisions):

         (a)      to Leitch:

                  Leitch Technology Corporation
                  150 Ferrand Drive
                  Suite 700
                  Toronto, Ontario M3C 3E5

                  Attention:  Ian McElroy, Chairman - Special Committee of the
                              Board of Directors
                  E-mail:     ianmcelroy@rogers.com

                  with a copy to:

                  Torys LLP
                  Suite 3000, Box 270, TD Centre
                  79 Wellington Street West
                  Toronto, ON M5K 1N2

                  Attention:  James E. A. Turner and John E. Emanoilidis
                  E-mail:     jturner@torys.com/jemanoilidis@torys.com

         (b)      to Harris:

                  Harris Corporation
                  1025 West NASA Blvd.
                  Melbourne, FL 32934

                  Attention:  Scott T. Mikuen
                  E-mail:     scott.mikuen@harris.com


                  with a copy to:


                  Blake, Cassels & Graydon LLP
                  199 Bay Street
                  P.O. Box 25
                  Commerce Court West
                  Toronto, ON  M5L 1A9

                  Attention:  David J. Toswell
                  E-mail:     david.toswell@blakes.com

9.2      ENTIRE AGREEMENT

         This Agreement and the Confidentiality Agreement and the attached schedules (including the Leitch Disclosure Letter) constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersede all other prior and contemporaneous discussions, agreements and understandings, both written and oral, among the Parties, including for greater certainty the Exclusivity Agreement and there are no representations, warranties, terms, conditions, undertakings or collateral agreements, expressed or implied, between the Parties in connection with the subject matter of this Agreement except as expressly set forth in this Agreement, the Confidentiality Agreement and the Leitch Disclosure Letter.

9.3      MISCELLANEOUS

         This Agreement shall be binding upon and enure to the benefit of the Parties and their respective successors and permitted assigns and, except for
SECTION 7.5 and the Plan of Arrangement as it relates to the rights of Shareholders and holders of other securities of Leitch, is not intended to confer upon any other Person any rights or remedies hereunder. The Parties shall be entitled to rely upon delivery of an executed facsimile copy of this Agreement, and such facsimile copy shall be legally effective to create a valid and binding agreement between the Parties.

9.4      INVESTIGATIONS

         Any investigation of Leitch and its subsidiaries by Harris and its representatives and advisors will not mitigate, diminish or affect, in any way, the representations and warranties of Leitch set out in SECTION 3.1 of this Agreement.

9.5      GOVERNING LAW

         This Agreement and the Plan of Arrangement shall be governed, including as to validity, interpretation and effect, by the laws of the Province of Ontario and the federal laws of Canada applicable therein (without application of their conflict of law principles), and shall be construed and treated in all respects as an Ontario contract.

9.6      VENUE

         For the purpose of all legal Proceedings, this Agreement and the Plan of Arrangement will be deemed to have been performed in the Province of Ontario and the courts of the Province of Ontario will have exclusive jurisdiction to entertain any action arising under this Agreement and the Plan of Arrangement. Each Party hereby attorns to the exclusive jurisdiction of the courts of the Province of Ontario.

9.7      INJUNCTIVE RELIEF

         The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Court of the Province of Ontario having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

9.8      TIME OF ESSENCE

         Time shall be of the essence in this Agreement.

9.9      BINDING EFFECT AND ASSIGNMENT

         Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the Parties without the prior written consent of the other Parties.

9.10     SEVERABILITY

         If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

9.11     COUNTERPARTS

         This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

9.12     NO PERSONAL LIABILITY

         (a) No director or officer of Harris or any of its subsidiaries shall have any personal liability whatsoever to Leitch under this Agreement, or any other document delivered in connection with the Arrangement on behalf of Harris.

         (b) No director or officer of Leitch or any of its subsidiaries shall have any personal liability whatsoever to Harris under this Agreement, or any other document delivered in connection with the Arrangement on behalf of Leitch.

9.13     AMENDMENT

         This Agreement may, at any time and from time to time before or after the holding of the Meeting but not later than the Effective Time, be amended by mutual written agreement of the Parties hereto.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

         IN WITNESS WHEREOF Harris and Leitch have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.


                                      HARRIS CORPORATION


                                      by: /s/ HOWARD L. LANCE
                                         ----------------------------------
                                         Chairman, President and
                                         Chief Executive Officer


                                      by: /s/ BRYAN R. ROUB
                                         ----------------------------------
                                         Senior Vice President
                                         and Chief Financial Officer

                                      LEITCH TECHNOLOGY CORPORATION


                                      by: /s/ DAVID CHAIKOF
                                         ----------------------------------
                                         David Chaikof, Director



                                      by: /s/ GRAHAM SAVAGE
                                         ----------------------------------
                                         Graham Savage, Director

                                   SCHEDULE A


                        APPROPRIATE REGULATORY APPROVALS


PART A - UNITED STATES

o Expiration (without any action by the Federal Trade Commission or Antitrust Division of the Department of Justice) of all applicable waiting periods under the HSR Act after a filing of an application with the Federal Trade Commission and Antitrust Division of the Department of Justice or earlier termination thereof, including any voluntary agreed upon extensions.

PART B - OTHER

o Declarations or approvals from the competent competition authorities in jurisdictions in which declarations or approvals are required under applicable antitrust and competition laws that the Arrangement is in compliance with such laws and that it may be consummated, or expiration of the applicable waiting periods under such laws.

                                   SCHEDULE B

                             ARRANGEMENT RESOLUTION


                    SPECIAL RESOLUTION OF THE SHAREHOLDERS OF
                          LEITCH TECHNOLOGY CORPORATION


BE IT RESOLVED THAT:

1. The arrangement (the "ARRANGEMENT") under SECTION 182 of the Business Corporations Act (Ontario) (the "OBCA") involving Leitch Technology Corporation (the "CORPORATION") and Harris Corporation, as more particularly described and set forth in the management information circular (the "CIRCULAR") of the Corporation accompanying the notice of this meeting (as the Arrangement may be modified or amended in accordance with its terms) is hereby authorized, approved and adopted.

2. The plan of arrangement (the "PLAN OF ARRANGEMENT") involving the Corporation, the full text of which is set out as Schedule C to the arrangement agreement made as of August 31, 2005 between the Corporation and Harris Corporation (the "ARRANGEMENT AGREEMENT"), (as the Plan of Arrangement may be modified or amended in accordance with its terms) is hereby authorized, approved and adopted.

3. Notwithstanding that this resolution has been passed, and the Arrangement adopted, by the holders of common shares of the Corporation ("COMMON SHARES") or that the Arrangement has been approved by the Ontario Superior Court of Justice, the directors of the Corporation are hereby authorized and empowered without further notice to or approval of the holders of Common Shares (i) to amend the Arrangement Agreement or the Plan of Arrangement, to the extent permitted by the Arrangement Agreement, and (ii) subject to the terms of the Arrangement Agreement, not to proceed with the Arrangement.

4. Any officer or director of the Corporation is hereby authorized and directed for and on behalf of the Corporation to execute, under the seal of the Corporation or otherwise, and to deliver articles of arrangement and such other documents as are necessary or desirable to the Director under the OBCA in accordance with the Arrangement Agreement for filing.

5. Any officer or director of the Corporation is hereby authorized and directed for and on behalf of the Corporation to execute or cause to be executed, under the seal of the Corporation or otherwise, and to deliver or cause to be delivered, all such other documents and instruments and to perform or cause to be performed all such other acts and things as in such Person's opinion may be necessary or desirable to give full effect to the foregoing resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document or instrument or the doing of any such act or thing.

                                   SCHEDULE C


                                     FORM OF
                      PLAN OF ARRANGEMENT UNDER SECTION 182
                   OF THE BUSINESS CORPORATIONS ACT (ONTARIO)

                                    ARTICLE I
                         DEFINITIONS AND INTERPRETATION

SECTION 1.1 DEFINITIONS. In this Plan of Arrangement unless there is something in the subject matter or context inconsistent therewith, the following words and phrases shall have the meanings hereinafter set forth:

         "AFFILIATE" has the meaning ascribed thereto in the OBCA;

         "ARRANGEMENT" means the arrangement contemplated herein to be made on the terms set out in this Plan of Arrangement subject to any amendments or variations thereto made in accordance with the Arrangement Agreement and the terms hereof or made at the direction of the Court in the Final Order (with the consent of Leitch and Harris, each acting reasonably);

         "ARRANGEMENT AGREEMENT" means the Arrangement Agreement providing for this Plan of Arrangement by and between Harris and Leitch dated as of August 31, 2005, as the same may be amended, supplemented and/or restated from time to time;

         "ARRANGEMENT RESOLUTION" means the special resolution in respect of the Arrangement to be considered and approved by holders of Common Shares at the Meeting to be substantially in the form of Schedule B annexed to the Arrangement Agreement;

         "ARTICLES OF ARRANGEMENT" means the articles of arrangement of Leitch in respect of the Arrangement that are required by the OBCA to be filed with the Director after the Final Order is made;

         "BOARD OF DIRECTORS" means the board of directors of Leitch;

         "BUSINESS DAY" means any day, other than a Saturday, a Sunday or statutory holiday in Toronto, Ontario or New York City, New York;

         "CASH CONSIDERATION" means $14.00 in cash, subject to increase as provided in the Arrangement Agreement;

         "CERTIFICATE OF ARRANGEMENT" means the certificate of arrangement giving effect to the Arrangement, endorsed upon the Articles of Arrangement of Leitch by the Director pursuant to SUBSECTION 183(2) of the OBCA;

         "CIRCULAR" means the notice of the Meeting and accompanying management information circular, including the schedules attached thereto and all amendments from time to time made thereto, to be sent to Shareholders in connection with the Meeting;

         "COMMON SHARE CONSIDERATION" means the aggregate cash payable by Harris Acquireco pursuant to SECTION 2.2(b);

         "COMMON SHARES" means the issued and outstanding common shares in the capital of Leitch (including common shares issued upon the exercise of Leitch Options and Restricted Share Awards) and shall include any shares into which the Common Shares may be reclassified, subdivided, consolidated or converted and any rights or benefits arising therefrom including any extraordinary distribution of securities which may be declared in respect of the Common Shares (except in accordance with this Plan of Arrangement);

         "COURT" means the Superior Court of Justice (Ontario);

         "CRA" means the Canada Revenue Agency;

         "DEPOSITARY" means Computershare Investor Services Inc. at its offices specified in the Letter of Transmittal;

         "DIRECTOR" means the Director appointed pursuant to SECTION 278 of the OBCA;

         "DISSENT RIGHTS" shall have the meaning ascribed thereto in SECTION
         3.1;

         "DISSENTING SHAREHOLDER" means a Shareholder who dissents in respect of the Arrangement Resolution in strict compliance with the Dissent Rights;

         "DISSENTING SHARES" means the Common Shares of any Shareholder who has demanded and perfected Dissent Rights in respect of such Common Shares in accordance with the Interim Order and who, as of the Effective Time, has not effectively withdrawn or lost such Dissent Rights;

         "EFFECTIVE DATE" means the date of the Certificate of Arrangement;

         "EFFECTIVE TIME" means 12:01 a.m. (Eastern time) on the Effective Date;

         "FINAL ORDER" means the final order of the Court approving the Arrangement, as such order may be amended by the Court (with the consent of Leitch and Harris, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, such order as affirmed or amended on appeal;

         "GOVERNMENTAL ENTITY" means (a) any multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign; (b) any subdivision, agent, commission, board or authority of any of the foregoing; (c) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing; or (d) any self-regulatory agencies or organizations;

         "HARRIS" means Harris Corporation, a corporation subsisting under the laws of the State of Delaware;

         "HARRIS ACQUIRECO" means o, a wholly-owned subsidiary of Harris incorporated under the OBCA;

         "INTERIM ORDER" means the interim order of the Court, as the same may be amended by the Court (with the consent of Leitch and Harris, each acting reasonably), in respect of the Arrangement;

         "LETTER OF TRANSMITTAL" means the letter of transmittal for use by Shareholders, in the form accompanying the Circular;

         "LEITCH" means Leitch Technology Corporation, a corporation incorporated under the OBCA;

         "LEITCH OPTIONS" means options to purchase Common Shares, including without limitation any performance or inducement options to acquire Common Shares granted under the Leitch Stock Option Plan or under specific Leitch employment agreements;

         "LEITCH STOCK OPTION PLAN" means Leitch's stock option plan, as revised, dated September 11, 2001;

         "MEETING" means the special meeting of Shareholders, and all adjournments and postponements thereof, called and held to, among other things, consider and approve the Arrangement Resolution;

         "OBCA" means the Business Corporations Act (Ontario), including the regulations made thereunder, as amended;

         "OPTION CONSIDERATION" means the aggregate cash payable by Harris Acquireco pursuant to SECTION 2.2(a);

         "PERSON" means and includes any individual, partnership, association, limited or unlimited liability company, joint venture, body corporate, trustee, executor, administrator, legal representative, government (including any Governmental Entity) or any other entity, whether or not having legal status;

         "RESTRICTED SHARE AWARDS" means the awards of restricted common shares to (a) Timothy Thorsteinson pursuant to the terms of the letter agreement dated November 17, 2003 between Timothy Thorsteinson and Leitch, and (b) David Toews pursuant to the terms of the letter from Leitch to David Toews dated July 1, 2005;

         "SHAREHOLDERS" means the holders of Common Shares;

         "TRADING DAY" means, with respect to any stock exchange or over-the-counter market, a day on which shares may be traded through the facilities of such stock exchange or on such over-the-counter market, and otherwise means a day on which shares may be traded through the facilities of the Toronto Stock Exchange;

         "TRANSFER AGENT" means Computershare Investor Services Inc. at its offices located in Toronto, Ontario; and

         "THIS PLAN", "PLAN OF ARRANGEMENT", "HEREOF", "HEREIN", "HERETO" and like references mean and refer to this plan of arrangement.


Words and phrases used herein that are defined in the OBCA or the Arrangement Agreement and not defined herein shall have the same meaning herein as in the OBCA or the Arrangement Agreement, as applicable, unless the context otherwise requires.

SECTION 1.2 INTERPRETATION NOT AFFECTED BY HEADINGS, ETC. The division of this Plan of Arrangement into Articles, Sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof.

SECTION 1.3 GENDER AND NUMBER. Unless the context requires the contrary, words importing the singular only shall include the plural and vice versa and words importing the use of any gender shall include all genders.

SECTION 1.4 DATE FOR ANY ACTION. In the event that the date on which any action is required to be taken hereunder by any of the parties is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

SECTION 1.5 GOVERNING LAW. This Plan of Arrangement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

SECTION 1.6 CURRENCY. All references to currency herein are to lawful money of Canada unless otherwise specified.

                                   ARTICLE II
                                   ARRANGEMENT

SECTION 2.1 BINDING EFFECT. This Plan of Arrangement will become effective at, and be binding at and after, the Effective Time on (i) Harris, (ii) Harris Acquireco, (iii) Leitch, (iv) all holders and all beneficial owners of Common Shares and (v) all holders and all beneficial owners of Leitch Options.

SECTION 2.2 ARRANGEMENT. Commencing at the Effective Time, subject to the terms and conditions of the Arrangement Agreement, the following events or transactions shall occur and shall be deemed to occur in the following sequence without any further act or formality:

         (a) all of the Leitch Options granted and outstanding immediately prior to the Effective Time shall, without any further action on behalf of any Leitch Option holder, be transferred by the holders thereof to Harris Acquireco without any act or formality on its or their part in exchange for a cash amount equal to the excess, if any, of (i) the product of the number of Common Shares underlying Leitch Options held by such holder and the Cash Consideration over (ii) the aggregate exercise price payable under such Leitch Options by the holder to acquire the Common Shares underlying such Leitch Options. All Leitch Options issued and outstanding immediately prior to the Effective Time shall thereafter immediately be cancelled; and

         (b) all of the Common Shares issued and outstanding immediately prior to the Effective Time held by each Shareholder (other than any Dissenting Shares held by Dissenting Shareholders who are ultimately entitled to be paid the fair value of the Dissenting Shares held by such Dissenting Shareholder, and any Common Shares held by Harris and its affiliates, which shall not be transferred under the Arrangement) shall, without any further action on behalf of such Shareholder, be transferred by the holders thereof, and acquired by, Harris Acquireco without any act or formality on its or their part in exchange for a cash amount equal to the product of the number of Common Shares held by such holder and the Cash Consideration and Harris Acquireco shall be deemed to be the legal and beneficial owner thereof, free and clear of all Liens.

                                   ARTICLE III
                                RIGHTS OF DISSENT

SECTION 3.1 RIGHTS OF DISSENT. Registered holders of Common Shares may exercise rights of dissent with respect to such shares pursuant to and, except as expressly indicated to the contrary in this SECTION 3.1, in the manner set forth in SECTION 185 of the OBCA and this SECTION 3.1 (the "DISSENT RIGHTS") in connection with the Arrangement Resolution as the same may be modified by the Interim Order or the Final Order; provided that, notwithstanding SUBSECTION 185(6) of the OBCA, the written objection to the Arrangement Resolution referred to in SUBSECTION 185(6) of the OBCA must be actually received by Leitch not later than 5:00 p.m. (Toronto time) on the Business Day preceding the Meeting; and provided further that, notwithstanding the provisions of SECTION 185 of the OBCA, holders of Common Shares who duly exercise such rights of dissent and who:

         (a) are ultimately determined to be entitled to be paid fair value for their Common Shares, which fair value, notwithstanding anything to the contrary contained in SECTION 185 of the OBCA, shall be determined as of the Effective Time, shall be deemed to have transferred such Common Shares as of the Effective Time at the fair value of such shares determined as of the Effective Time, without any further act or formality and free and clear of all Liens, to Leitch and such shares so transferred to Leitch shall be cancelled as of the Effective Date; or

         (b) are ultimately determined not to be entitled, for any reason, to be paid fair value for their Common Shares shall be deemed to have participated in the Arrangement on the same basis as any non-dissenting holder of Common Shares and shall receive the Cash Consideration per share, as provided in ARTICLE 2, but in no case shall Harris, Harris Acquireco, Leitch, the Transfer Agent or any other Person be required to recognize such holders as holders of Common Shares after the Effective Time, and the names of such holders of Common Shares shall be deleted from the register of holders of Common Shares at the Effective Time. In addition to any other restrictions under section 185 of the OBCA, none of the following shall be entitled to exercise Dissent Rights: (i) holders of Leitch Options and (ii) Shareholders who vote in favour of the Arrangement Resolution.

                                   ARTICLE IV
               CONSIDERATION, CERTIFICATES AND FRACTIONAL SHARES

SECTION 4.1 LETTER OF TRANSMITTAL. At the time of mailing the Circular or as soon as practicable after the Effective Date, Leitch shall forward to each Shareholder and each holder of Leitch Options at the address of such holder as it appears on the register maintained by or on behalf of Leitch in respect of the holders of Common Shares or Leitch Options, as the case may be, the Letter of Transmittal in the case of the holders of Common Shares and instructions for obtaining delivery of the Common Share Consideration or the Option Consideration payable to such holders following the Effective Date pursuant to this Plan of Arrangement.

SECTION 4.2       DELIVERY OF CASH CONSIDERATION AND OPTION CONSIDERATION.

         (a) Not later than immediately before the Effective Time, Harris shall on behalf of Harris Acquireco deposit in immediately available funds (at Toronto) with the Depositary, the Common Share Consideration and the Option Consideration.

         (b) On or as soon as practicable after the Effective Date, upon the holder having validly deposited with the Depositary such share certificates representing Common Shares held by such holder accompanied by a duly completed Letter of Transmittal and such other documents and instruments as the Depositary may reasonably require, Leitch shall cause the Depositary to deliver to such holder, or otherwise in accordance with the Letter of Transmittal, a cheque representing the payment of the Common Share Consideration to which such holder is entitled in accordance with this Plan of Arrangement.

         (c) On or as soon as practicable after the Effective Date, the Depositary shall deliver to each holder of Leitch Options as reflected on the books and records of Leitch a cheque or other form of payment agreed to by the holder representing the payment of the Option Consideration to which such holder is entitled in accordance with this Plan of Arrangement.

         (d) The Common Share Consideration and the Option Consideration deposited with the Depositary shall in each case be held in an interest bearing account and any interest earned on such funds shall be for the account of Harris Acquireco.

SECTION 4.3 EXPIRATION OF RIGHTS. Any certificates formerly representing Common Shares that, following the Effective Date, are not duly presented for payment with the Depositary, together with a duly executed Letter of Transmittal, and such other documents as the Depositary deems necessary, or any payment made by way of cheque by the Depositary on behalf of Harris Acquireco of the Common Share Consideration or Option Consideration that has not been deposited or has been returned to the Depositary, or that otherwise remains unclaimed, in each case on or before the sixth anniversary of the Effective Date, shall cease to represent a right or claim of any kind or nature and the right of the holder of such securities to receive the Common Share Consideration or the Option Consideration, as the case may be, pursuant to this Plan of Arrangement and shall be deemed to be surrendered and forfeited to Harris Acquireco for no consideration.

SECTION 4.4 LOST CERTIFICATES. In the event any certificate which immediately prior to the Effective Time represented outstanding Common Shares that were exchanged pursuant to ARTICLE 2 hereof shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Depositary will issue in exchange for such lost, stolen or destroyed certificate, a cheque for the Cash Consideration to which such holder is entitled deliverable in respect thereof as determined in accordance with ARTICLE 2 and such holder's Letter of Transmittal. When seeking such payment in exchange for any lost, stolen or destroyed certificate, the Person to whom the Cash Consideration is payable shall, at the discretion of Harris Acquireco, as a condition precedent to the delivery thereof, give a bond satisfactory to Harris, Harris Acquireco and the Depositary, in such sum as the parties may reasonably direct or otherwise indemnify Harris and Harris Acquireco against any claim that may be made against Harris, Harris Acquireco or the Depositary with respect to the certificate alleged to have been lost, stolen or destroyed.

                                    ARTICLE V
                               WITHHOLDING RIGHTS

SECTION 5.1 WITHHOLDING RIGHTS. Harris Acquireco, Leitch and the Depositary shall deduct and withhold from the proceeds or amounts distributable or payable pursuant to this Arrangement to any holder or former holder of Common Shares or Leitch Options such amount as may be required by law (as advised by outside tax counsel for Harris and Harris Acquireco) to be deducted or withheld therefrom under any provision of United States or Canadian federal, state, provincial, regional, local or foreign tax law or under any other applicable legal requirement. To the extent that amounts are so deducted or withheld, such amounts shall be treated for all purposes hereof as having been paid to the holder of the Common Shares or Leitch Options, as the case may be, in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority within the time required and in accordance with applicable law and that such holder has been provided forthwith with a receipt evidencing such remittance.

                                   ARTICLE VI
                                   AMENDMENTS

SECTION 6.1       AMENDMENT OF THE ARRANGEMENT.

         (a) Harris, Harris Acquireco and Leitch reserve the right to amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Date provided that any such amendment, modification, or supplement must be contained in a written document which is (i) subject to SECTION 6.1(b), agreed to by Harris, Harris Acquireco and Leitch, (ii) filed with

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                  the Court and, if made following the Meeting, approved by the
                  Court subject to such conditions as the Court may impose and
                  (iii) communicated to holders of Common Shares in the manner if and as required by the Court.

         (b) Subject to the Arrangement Agreement, Harris shall be entitled, at any time prior to the Meeting, to modify this Plan of Arrangement to: (i) increase the consideration it or Harris Acquireco is prepared to make available to Shareholders pursuant to the Arrangement, whether or not the Board of Directors of Leitch has changed its recommendation, provided that Harris shall use its commercially reasonable efforts to provide not less than one Business Day's prior written notice of such proposal to Leitch; or (ii) modify the terms of the Plan of Arrangement to achieve tax planning objectives of Harris and Harris Acquireco, including without limitation to provide for one or more amalgamations of subsidiaries of Harris and/or Leitch, which, in the opinion of Leitch, acting reasonably, (A) would not prejudice it or the Shareholders, or
                  (B) would not impede or materially delay the completion of the transactions contemplated hereby provided that Harris or Harris Acquireco has provided notice of such modification to Leitch not less than 15 Business Days prior to the Meeting Date.

         (c) Any amendment, modification or supplement to this Plan of Arrangement referred to in SECTION 6.1(a) OR (b), if so proposed and, subject to SECTION 6.1(b), accepted by the Persons voting at the Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

         (d) Any amendment, modification or supplement to this Plan of Arrangement which is approved by the Court following the Meeting shall be effective only (i) if, subject to SECTION 6.1(b), it is agreed to by Harris, Harris Acquireco and Leitch, and (iii) if required by the Court, it is consented to by holders of Common Shares voting in the manner directed by the Court.

Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date unilaterally by Harris Acquireco, provided that it concerns a matter which, in the reasonable opinion of Harris Acquireco, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of the holders of Common Shares or the Leitch Options.

Notwithstanding the foregoing, no amendment, modification or supplement to this Plan of Arrangement made following the Effective Date shall be effective prior to the issuance by the Director of a Certificate of Arrangement endorsing amended Articles of Arrangement.

                                   ARTICLE VII
                                     GENERAL

SECTION 7.1 FURTHER ASSURANCES. Notwithstanding that the transactions and events set out herein shall occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the parties to the Arrangement Agreement shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order further to document or evidence any of the transactions or events set out herein.

SECTION 7.2 PARAMOUNTCY. From and after the Effective Time (i) this Plan of Arrangement shall take precedence and priority over any and all rights related to Common Shares and Leitch Options issued prior to the Effective Time, (ii) the rights and obligations of the holders of Common Shares and Leitch Options and any trustee and transfer agent therefore, shall be solely as provided for in this Plan of Arrangement, and (iii) all actions, causes of actions, claims or proceedings (actual or contingent, and whether or not previously asserted) based on or in any way relating to Common Shares or Leitch Options shall be deemed to have been settled, compromised, released and determined without liability except as set forth herein.